UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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JOHN BEAN TECHNOLOGIES CORPORATION

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April 1, 2021

Dear Stockholder:

It is my pleasure to invite you to attend the 2021 Annual Meeting of Stockholders of John Bean Technologies Corporation.

2nd Floor Conference Center, Chicago, Illinois	For Re-Election Of Each Of The Nominees For Director, For Non-Binding Resolution Regarding Named Executive Officer Compensation For Ratification Of The Appointment Of Our Auditor
When: Friday, May 14, 2021 Time: 9:30 a.m. CT Where: Virtual Only Meeting Who: Stockholders as of March 19, 2021	Voting Recommendations:
	√	For Re-Election Of Each Of The Nominees For Director; C. Maury Devine, Emmanuel Lagarrigue, and James M. Ringler
	√	For Non-Binding Resolution Regarding Named Executive Officer Compensation
	√	For Ratification Of The Appointment Of Our Auditor

Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting.

The Proxy Statement includes a description of our executive compensation program, which is designed to provide competitive, performance-based compensation that places a significant portion of our named executive officers’ compensation at risk. Our named executive officers’ at-risk compensation depends on our achievement of pre-approved performance measures designed to ensure we provide long-term value to our stockholders. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, our proxy requests an advisory vote from stockholders on our named executive officers’ compensation, which we request annually in accordance with our previous advisory vote of our stockholders and the direction of our Board of Directors.

In light of the heightened concerns around the coronavirus outbreak, for the health and safety of our stockholders as well as our directors and employees, we are continuing to host the Annual Meeting of Stockholders as a virtual meeting in 2021. You can attend the virtual annual meeting at the meeting time at www.virtualshareholdermeeting.com/JBT2021. During this virtual meeting, you may ask questions and will be able to vote your shares electronically. If you plan to attend the Annual Meeting of Stockholders online, you will need the 16-digit control number found on your proxy card, notice of internet availability of proxy materials or the instructions that accompany your proxy materials.

Your vote is important. To be sure that your vote counts and to assure a quorum, please submit your vote promptly whether or not you plan to attend the virtual annual meeting. You can revoke a proxy prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Sincerely, Alan D. Feldman Chairman of the Board

NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS

Friday, May 14, 2021

Time: 9:30 a.m., Central Time

Location: Via a live webcast at www.virtualshareholdermeeting.com/JBT2021

Items of Business

1. Re-elect three directors, C. Maury Devine, Emmanuel Lagarrigue, and James M. Ringler, each for a term of three years;

2. Approve on an advisory basis a non-binding resolution regarding the compensation of our named executive officers as described in the Proxy Statement for the 2021 Annual Meeting;

3. Ratify the appointment of PricewaterhouseCoopers LLC as our independent registered public accounting firm for 2021; and

4. Vote on any other business properly brought before the meeting or any postponement or adjournment thereof.

How to Vote

Internet Visit the website noted on your proxy card to vote online.	Phone Use the toll-free telephone number noted on your proxy card to vote by telephone.	Mail Sign, date and return your proxy card in the postage pre-paid envelope provided to vote by mail.	During the Meeting Cast your vote on the meeitng website during the Annual Meeting.

If you plan to attend the Annual Meeting of Stockholders online, you will need the 16-digit control number found on your proxy card, notice of internet availability of proxy materials or the instructions that accompany your proxy materials. The Annual Meeting of Stockholders will begin promptly at 9:30 a.m. Central Time. Online check-in will begin at 9:00 a.m. Central Time, and you should allow ample time for the online check-in procedures.

Stockholders may help us reduce printing and mailing costs and conserve resources by opting to receive future proxy materials by e-mail. Information about how to do this is included in the accompanying Proxy Statement.

By Order of the Board of Directors

James L. Marvin
Executive Vice President, General Counsel and Assistant Corporate Secretary

2021 PROXY STATEMENT SUMMARY

This summary highlights selected information contained in this Proxy Statement. Please read this entire Proxy Statement carefully before voting your shares. On April 1, 2021, we began to mail to our stockholders of record, as of the close of business on March 19, 2021, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. This summary highlights information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2020 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

Proposal 1 Election of three Directors	Board Recommendation FOR all nominees	√	See Pages 1–22

C. Maury Devine	Emmanuel Lagarrigue	James M. Ringler

From 1996 to 2000, served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, Exxon Mobil Norway. Ms. Devine has over 15 years of U.S. government service providing insight into international affairs and knowledge of the federal government.

Currently serving as Executive Vice President, Chief Strategy Officer and Chief Innovation Officer for Schneider Electric SE. Mr. Lagarrigue has over 25 years with Schneider Electric managing an array of high-tech industrial businesses and automation strategies.

Immediate Past Chairman of the Board of Teradata Corporation and served as Vice-Chairman of Illinois Tool Works Inc. Mr. Ringler serves on the board of our predecessor, TechnipFMC, formerly known as FMC Technologies, Inc., providing knowledge of our historical business strategies.

Proposal 2 Advisory Vote on Named Executive Officer Compensation	Board Recommendation FOR	√	See Pages 23–62

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm for 2021	Board Recommendation FOR	√	See Pages 63–65

2021 Proxy Statement	i

DIRECTOR NOMINEES

Name	Age	Director Since	Independent	Audit Committee	Compensation Committee	Corporate Governance Committee
C. Maury Devine	70	2008	Yes
Emmanuel Lagarrigue	51	2019	Yes
James M. Ringler	75	2008	Yes

   Chairperson

   Member

JBT YEAR IN REVIEW

As a Company, we navigated through a number of challenges in 2020. JBT took appropriate measures to keep its employees safe while doing its best to maintain business operations during a continually evolving global pandemic. While prioritizing employees’ health and safety, JBT continued its operations as a critical supplier to the essential food production and air transportation industries.  JBT managed its expenditures and liquidity while taking the measures necessary to provide its employees with a safe working environment and support employees who became infected with COVID-19 or who were otherwise faced with unusual family and personal issues during this complicated time. We avoided significant supply chain or plant operation disruptions and we mobilized quickly to support our customers as they addressed their pandemic-related operational challenges. We are proud of our entire JBT team for facing the challenges and supporting our customers despite the misfortunates the pandemic brought to our business environment and into all of our personal lives.

In addition to the pandemic challenges that all companies faced, JBT also experienced an unexpected health emergency that incapacitated our Chairman, President and CEO, Tom Giacomini. Mr. Giacomini ultimately passed away in October 2020, and we continue to grieve with his family and friends and commit to honoring his legacy at JBT. During Mr. Giacomini’s illness, JBT transitioned to new leadership through the appointment of an interim Chief Executive Officer (CEO) in Brian Deck, the company’s former Executive Vice President and Chief Financial Officer (CFO), and the appointment of the then-Chair of the Company’s Audit Committee, Alan Feldman, as the Board’s interim Chairman.  Initially, Mr. Deck also continued to serve as our CFO.  When Mr. Deck’s role as interim CEO was reestablished after Mr. Giacomini’s resignation on September 22, 2020, the Board appointed Matt Meister, then a CFO in the company’s FoodTech Division, to serve as the Company’s interim CFO. In the fall, the Board of Directors engaged Spencer Stuart, a global executive search firm, to conduct an external search and internal review of candidates for the Company’s President and CEO position.  After assessing internal and external candidates, the Board unanimously selected Brian Deck to serve as permanent President and CEO, and elected him as a member of the Board, on December 11, 2020. The Board at that time determined that Alan Feldman would remain in the role of Chairman.  Subsequently, the Board named Matt Meister as the permanent Executive Vice President and CFO.

BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and within a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles that the Board and senior management believe promote this purpose, are sound and represent best practices.

ii	2021 Proxy Statement

Corporate Governance Practices

Number of directors 9	Majority voting in uncontested director elections √ Yes	Director orientation and continuing education programs √ Yes	Annual stockholder approval of executive compensation √ Yes
Number of independent directors 8	Stock ownership and retention guidelines √ Yes	All audit committee members are “audit committee financial experts” √ Yes	Stockholder engagement program √ Yes
Number of female directors 3	Annual stock grant to non-employee directors √ Yes	Code of business ethics and conduct √ Yes	No poison pill √ Yes
Average tenure of directors 8 years	Executive sessions of Independent directors √ Yes	Ethics hotline √ Yes	Board succession planning and skills matrix √ Yes
Percentage of female directors chairing committees 100%	Independent compensation consultant √ Yes	Number of ethnically/racially diverse directors 1	Separation of Chairman and CEO roles √ Yes

JBT OVERVIEW

JBT Corporation is a leading global technology solutions provider to high-value segments of the food, beverage and aviation support industries. Through our FoodTech segment, our mission is to make better use of the world’s precious resources by providing comprehensive solutions throughout the food production value chain that substantially enhance our customer’s success, and doing so design, produce and service sophisticated and critical products and systems for food companies. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries.

2020 PERFORMANCE HIGHLIGHTS

(dollars in millions except per share data) For the year ended December 31	2020	2019	2018	2017	2016
Total revenue	$1,727.8	$1,945.7	$1,919.7	$1,635.1	$1,350.5
Operating income	$163.1	$188.2	$143.8	$143.8	$101.0
Net income	$108.8	$129.0	$104.1	$80.5	$67.6
Diluted earnings per share from continuing operations	$3.39	$4.03	$3.24	$2.58	$2.28
Total assets	$1,805.9	$1,914.9	$1,442.5	$1,391.4	$1,187.4
Long-term debt, less current portion	$522.5	$698.3	$387.1	$372.7	$491.6

2021 Proxy Statement	iii

EXECUTIVE COMPENSATION HIGHLIGHTS

Pay-for-Performance Alignment for Executive Officers

●	Strong emphasis on results: 75% of annual target cash incentive opportunity and 60% of the value of long-term equity incentives are tied to our key performance metrics.
●	Financial targets require continued performance improvements: our targets for our annual cash incentive plan required continued significant year-over-year growth in EBITDA, improvement in both EBITDA margin and AOWC; our targets for long-term incentive performance awards require cumulative three-year growth in EPS while sustaining a high level of ROIC.
●	Balance division performance targets and full Company performance targets: for named executive officers with division management roles, performance targets for annual cash incentive awards were weighted 70% – 85% on business/division performance and 15 – 30% on corporate performance in order to appropriately balance the objectives established for the divisions while providing meaningful incentives for contributions to the success of overall corporate performance.

Competitive Pay Opportunities

●	We provide competitive pay opportunities consistent with target benchmark levels, with appropriate differences based on individual experience, impact and performance.
●	Our mix of total target compensation (as displayed below and described in detail in the Compensation Discussion and Analysis) — base pay, annual cash incentive, and long-term equity incentives in the form of time and performance-based RSUs — is also generally consistent with target benchmark levels.

Compensation Actions in Response to COVID-19

To mitigate the negative impact of the COVID-10 pandemic on our business, we instituted a number of cost reduction measures in 2020 including the following:

●	Cancellation of scheduled 2020 salary increases for most employees including our named executive officers.
●	Temporary base salary reductions of 20% for our CEO, 15% for our CFO, and 10% for our other named executive officers.
●	Waiver by the Board of Directors of its scheduled compensation increase approved in 2019, and a temporary 20% reduction to the annual retainer.

Target Compensation of our CEO
64%
	21%	Performance-Based
15%	Performance-Based	and Time-Based
Base Salary	Annual Cash Incentive	Equity Awards

Target Compensation of our Other Named Executive Officers
44%
35%		Performance-Based
Base Salary	21%	and Time-Based
	Performance-Based	Equity Awards
Annual Cash Incentive

iv	2021 Proxy Statement

Executive Compensation Best Practices

√	Annual “say on pay” stockholder vote
√	Competitive compensation opportunities against an appropriate compensation committee-approved peer group
√	Non-guaranteed performance-based annual cash incentives
√	Challenging performance targets under our annual cash incentive plan and long-term equity compensation plan
√	Significant emphasis on performance-based incentive compensation
√	Multi-year vesting periods for stock awards
√	“Double trigger” change-in-control provisions in executive agreements
√	No tax gross-ups in any executive agreement
√	No repricing of stock options without stockholder approval
√	Maximum caps on annual cash incentive and performance share payouts
√	No dividends paid on performance-based restricted stock until performance goals and vesting requirements are met
√	Stock ownership guidelines for directors and executive officers
√	Prohibitions on short sales, pledging and hedging transactions
√	Clawback of incentive compensation in the event of misconduct prejudicial to the Company or financial restatements

2021 Proxy Statement	v

vi	2021 Proxy Statement

Proposal 1 – Board of Director Nominees

Election of Directors	FOR each director nominee
Proposal Election of Directors	Board Recommendation The Board of Directors recommends that you vote FOR each director nominee	√

PROPOSAL SUMMARY

The re-election of three Directors.

The Board of Directors currently consists of nine members. We have three classes of directors, each class being of equal size. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2021 Annual Meeting will expire at the 2024 Annual Meeting.

The nominees for director this year are C. Maury Devine, Emmanuel Lagarrigue, and James M. Ringler. Information about the nominees, the continuing directors and the Board of Directors as a whole is contained in the section of this Proxy Statement entitled “Board of Directors.”

The Nominating and Governance Committee has determined to re-nominate Ms. Devine, Mr. Lagarrigue, and Mr. Ringler as Class I directors at the 2021 Annual Meeting of stockholders. In accordance with the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee recommended and the Board determined that it is in the best interest of the Company and its stockholders during this challenging period, to waive the retirement age requirement with respect to Mr. Ringler, who is 75, and to re-nominate him for one additional term. In addition to serving key roles on the Compensation Committee and Nominating and Governance Committee, Mr. Ringler’s significant expertise in executive compensation matters is a significant asset to the board in its decision making on compensation matters during this pandemic. Additionally, Mr. Ringler’s experience on our board is indispensable to support our new President and Chief Executive Officer, in his first such role, given Mr. Ringler’s familiarity with our historical business strategies, products and management of the businesses, and his experience as a sitting CEO and Board Chairman.

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

●	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;
●	the Board of Directors may decide to leave the vacancy temporarily unfilled; or
●	the size of the Board of Directors may be reduced.

Vote Required

The election of directors will be determined by a majority voting standard. This means that a director nominee will be elected to the Board of Directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

2021 Proxy Statement	1

Proposal 1 – Election of Directors

BOARD OF DIRECTORS

Nominees for Directors

Class I — Term Expiring in 2024

C. Maury Devine

Director Since: 2008 Retired President and Managing Director, ExxonMobil Norway, an oil and gas exploration company Age: 70

Background

•  Served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, Exxon Mobil Norway, from 1996 to 2000.

•  Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations and from 1988 to 1990, Ms. Devine served as manager, security planning for Mobil.

•  From 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs.

•  15 years of service in United States government positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice.

•  Ms. Devine currently serves on the Boards of Directors of Valeo (since 2015) and Conoco Phillips (since 2017).

•  Ms. Devine served on the Boards of FMC Technologies, Inc. from 2005 to 2016, and Technip from 2011 to 2017.

Qualifications

•  15 years of U.S. government service provides insights into international affairs and knowledge of the Federal government.

•  Member of the Council on Foreign Relations, an asset to our businesses that market and sell to the U.S. government and navigate international trade issues.

Committees:

Chair of the Nominating and Governance Committee

Member of the Audit Committee

Emmanuel Lagarrigue

Director Since: 2019 Executive Vice President, Chief Innovation Officer of Schneider Electric SE, an integrated efficiency solution provider combining energy, automation and software Age: 51

Background

•  Executive Vice President, Chief Innovation Officer (since 2019) and Executive Vice President, Chief Strategy Officer (2016-2018).

•  President of Schneider’s U.S. business operations, 2013-2015; Senior Vice President, Corporate Strategy based in Hong Kong and Paris from 2010-2012.

Qualifications

•  25 year career at Schneider Electric with increasing levels of responsibility in variety of countries globally.

•  Broad experience managing an array of high-tech industrial businesses and automation strategies and his M&A experience are assets to our company’s product development and growth strategies.

Committees:

Member of the Compensation Committee

Member of the Nominating and Governance Committee

2	2021 Proxy Statement

Proposal 1 – Election of Directors

James M. Ringler

Director Since: 2008

Former Chairman of the Board of Teradata Corporation, a data warehousing and analytic technologies company, and Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems

Age: 75

Background

•  Former Chairman of the Board of Teradata Corporation.

•  Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004.

•  Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in November 1999 (President and CEO from 1995 to 1999 and Chairman, President and CEO from 1997 to 1999).

•  President and Chief Operating Officer of Premark from 1990 to 1996.

•  From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. He also was a consulting manager with Arthur Andersen & Co.

•  Mr. Ringler currently serves on the Boards of TechnipFMC (since 2001), and Veoneer, Inc. (since 2018). Mr. Ringler has also served on the Board of Directors of Autoliv, Inc. and Teradata Corporation, but is retiring from both Boards at the end of his current terms in May 2021.

•  Mr. Ringler served on the Boards of Directors of DowDuPont, Inc. from 2001 to March 2019.

Qualifications

•  Service on the Board of Directors of our predecessor, TechnipFMC, formerly known as FMC Technologies, Inc. beginning in 2001 brings to the Board familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

•  Experience as a chief executive and board chairman provide the Board with significant experience in its evaluations of risks and opportunities facing our Company.

Committees:

Member of the Nominating and Governance Committee

Member of the Compensation Committee

2021 Proxy Statement	3

Proposal 1 – Election of Directors

(Class II — Term Expiring in 2022)

Alan D. Feldman

Director Since: 2008 Chairman of the Board, JBT Corporation Former Chairman of the Board, President and Chief Executive Officer of Midas, Inc., an international automotive services company Age: 69

Background

•  Chairman of the Board of Directors, JBT Corporation since June 2020.

•  President and Chief Executive Officer of Midas, Inc. from January 2003 until May 2012 and its Chairman from May 2006 until May 2012.

•  Held several senior management posts with McDonald’s Corporation, becoming President of McDonald’s USA in 1998 and Chief Operating Officer and President of McDonald’s Americas in 2001.

•  Served in financial and operations posts at Frito-Lay and Pizza Hut. At Pizza Hut, Mr. Feldman was named Senior Vice President of Operations in 1990 and Senior Vice President, Business Strategy and Chief Financial Officer, in 1993.

•  Mr. Feldman currently serves on the Board of Directors of Foot Locker, Inc. (since May 2005), and is the Immediate Past Chairman of the Board of Directors of the University of Illinois Foundation.

•  Mr. Feldman served on the Board of Directors for GNC Holdings, Inc. from 2013 to 2020.

Qualifications

•  Expertise in the fast-food, quick-serve and snack food industries, markets for our FoodTech businesses, as a result of his senior management positions with McDonald’s and PepsiCo’s Frito-Lay and Pizza Hut operating units.

•  Experience as the Chief Financial Officer of Pizza Hut allows him to make significant contributions to the Board’s Audit Committee, and his former roles as CEO and Chairman of Midas, Inc. provides our Board with the expertise and experience of a former chief executive officer and board chairman of an international retail, parts and services business.

Committees:

Member of the Audit Committee

4	2021 Proxy Statement

Proposal 1 – Election of Directors

James E. Goodwin

Director Since: 2008

Former Chairman of the Board of Federal Signal Corporation, a manufacturer of emergency audio and visual warning device systems, and Retired Chairman of the Board and Chief Executive Officer of UAL Corporation, parent corporation of United Airlines, an international air transportation company

Age: 76

Background

•  Chairman and Chief Executive Officer of UAL Corporation and United Airlines from March 1999 until his retirement on October 31, 2001.

•  President and Chief Operating Officer of UAL Corporation and United Airlines from 1998 to 1999. During his career with UAL Corporation and United Airlines, Mr. Goodwin became Senior Vice President-Marketing in 1985, Senior Vice President-Services in 1988, Senior Vice President-Maintenance Operations in 1991, Senior Vice President-International in 1992 and Senior Vice President-North America in 1995.

•  Mr. Goodwin currently serves on the Board of Directors of AAR Corp. (since April 2002).

•  Advisory Board of Wynnchurch Capital, a private equity firm, and serves on the Board of Directors of one of their portfolio companies, Northstar Aerospace, Inc., since March 2013.

•  Mr. Goodwin served on the Board of Directors of Federal Signal Corporation from 2005 to 2019.

Qualifications

•  34 years of operational and management experience in the airline industry brings significant expertise to the management of our AeroTech division.

•  Experience as a chief executive and board chairman of UAL Corporation and United Airlines, as well as his current service as a director and as a member of the audit committee of AAR Corp., an aviation support company, and his experience as former chairman of the board of Federal Signal Corporation adds to the insights he brings to our Board regarding opportunities in the aviation industry and more generally in assessing and evaluating risks and opportunities facing our Company.

Committees:

Member of the Compensation Committee

Lawrence V. Jackson

Director Since: 2020 Chairman of the Board of Directors of SourceMark LLC and Senior Advisor for New Mountain Capital LLC, a New York-based private investment firm Age: 67

Background

•  Current Chairman (since 2010) and former Chief Executive Officer (from 2010 to 2012), of SourceMark LLC.

•  Senior Advisor of New Mountain Capital LLC (since 2008).

•  Executive Vice President, Chief People Officer and President and Chief Executive Officer, Global Procurement Division, of Wal-Mart Stores, Inc. (2004 to 2007).

•  President and Chief Operating Officer of Dollar General Corporation (2003 to 2004).

•  Mr. Jackson currently serves on the Board of Directors of Assurant, Inc. (since 2009) and Bloomin’ Brands, Inc. (since 2020).

•  Mr. Jackson served on the Board of Directors of Allied Waste Industries, Inc. from 2003 to 2005, Fresh America Corporation from 1997 to 2001, Prologis, Inc. from 2008 to 2011, RadioShack Corporation from 2000 to 2005, and Snyder’s-Lance, Inc. from 2015 to 2018.

Qualifications

•  Over 30 years of senior executive and logistics management experience with leading consumer product and food related companies, including Dollar General, Wal-Mart, Safeway and PepsiCo.

•  Significant board leadership experience having served as a director for SourceMark (currently serving as Chairman), Assurant and Snyder’s-Lance as well as several private portfolio companies owned by New Mountain Capital.

Committees:

Member of the Audit Committee

Member of the Nominating and Governance Committee

2021 Proxy Statement	5

Proposal 1 – Election of Directors

Class III — Term Expiring in 2023

Barbara L. Brasier

Director Since: 2019 Retired Senior Vice-President and Chief Financial Officer of Herc Holdings, Inc., an equipment rental company Age: 62

Background

•  Retired in 2018 as Senior Vice President and Chief Financial Officer of Herc Holdings, Inc.

•  Served as Senior Vice President, Tax and Treasury of Mondelez International, Inc. from 2012 to 2015.

•  Ms. Brasier currently serves on the Board of Directors of Molina Healthcare, Inc. (since 2019); Lancaster Colony Corporation (since 2019); and Henny Penny Corporation (since 2020)

Qualifications

•  Experience as a senior executive officer in finance spanning a career of over 35 years in various industries including paper and packaging, industrial equipment and food production.

•  Broad global experience in food and industrial companies including operating, finance and M&A experience.

Committees:

Chair of the Audit Committee

Brian A. Deck

Director Since: 2020 President & Chief Executive Officer of JBT Corporation Age: 52

Background

•  President and Chief Executive Officer since December 2020.

•  Served as Interim President and Chief Executive Officer from June 2020 to December 2020.

•  Served as Executive Vice President and Chief Financial Officer of Company from 2014 to September 2020.

•  Served as Chief Financial Officer of National Material L.P. from 2011 to 2014.

•  Mr. Deck had increasing responsibilities and continued his career advancement at Ryerson Inc., General Electric Capital, Bank One (now JPMorgan Chase & Co.) and Cole Taylor Bank.

Qualifications

•  Seven years as a Company executive leading our diversified businesses through two growth strategies, multiple acquisitions, capital structure changes, including a secondary equity offering, and execution of the Company’s margin expansion program and other restructuring actions.

•  MBA with a concentration in finance from DePaul University and a Bachelor’s degree in Economics from the University of Illinois.

Committees:

None

6	2021 Proxy Statement

Proposal 1 – Election of Directors

Polly B. Kawalek

Director Since: 2008 Retired President of PepsiCo’s Quaker Foods Division, an international manufacturer of branded products Age: 66

Background

•  Retired in 2004 after serving for 25 years in various capacities with Quaker Oats, Inc., which in 2001 became a business unit of PepsiCo.

•  Served as President of Quaker Oats’ U.S. Foods division from 2001 until her retirement and from 1997 through 2000 she served as President of its Hot Breakfast division.

•  Ms. Kawalek served as a director of Elkay Manufacturing Company from 2005 to March 2020; Martek Biosciences Corp. from 2005 until February 2011 and as a director of Kimball International, Inc. from 1998 until January 2009.

Qualifications

•  25 years of food industry experience from her roles at Quaker Oats, both prior and subsequent to its acquisition by PepsiCo. Ms. Kawalek’s insights into research and development, product innovation and marketing bring our Board key perspectives for strategic planning.

Committees:

Chair of the Compensation Committee

2021 Proxy Statement	7

Proposal 1 – Election of Directors

INFORMATION ABOUT THE BOARD OF DIRECTORS

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and within a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities, to benchmark the standards under which it operates. The corporate governance principles adopted by the Board of Directors may be viewed on our website under Corporate Governance at https://ir.jbtc.com/leadership/board-of-directors, and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel.

Stockholder Engagement

Our Board of Directors believes that stockholders should have opportunities to engage directly with Company management and the Board. The Company engages with stockholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input and to provide perspective on the Company’s strategy, operating results, compensation and governance policies. Stockholder feedback from this engagement is considered by the Board of Directors and reflected in enhancements to policies and practices. The Company’s stockholder engagement program includes but is not limited to roadshows, one-on-one conferences, outreach to investors on governance and related topics, and general availability to respond to investor inquiries. The multi-faceted nature of this program allows the Company to maintain meaningful engagement with a broad audience of stockholders who are interested in engaging directly with our management.

In addition to the opportunity for direct engagement with senior management, there are a number of ways for stockholders to effectively communicate a point of view with the Board of Directors, including the following: a) voting on Board nominees; b) providing an annual advisory vote on executive compensation; c) submitting stockholder proposals; d) participating in our Annual Meeting of Stockholders; and e) communicating in writing directly to our Board of Directors via our Chairman of the Board.

Environmental, Social, and Corporate Governance

Our approach on Environmental, Social and Corporate Governance (ESG) issues builds on our culture and long tradition of concern for our employees’ health and safety; partnering with our customers to find ways to make better use of the earth’s precious resources; and working to create a diverse and inclusive culture where our employees can reach their full and unique potential.

Sustainability is not only part of our philosophy, it is something positive for the world and indispensable for our industry as a whole. What we do is reduce waste, increase the recovery of products or by-products and create a more efficient industry. We want to achieve this hand-in-hand with our customers. Our technologies are key to this focus, providing solutions to maximize yield, minimize waste and preserve food in all its forms to increase shelf-life and to get more food to people that need it.

Materiality Assessment

To help us identify and assess the environmental, social and governance issues that are most important to our business and our stakeholders, we completed our first comprehensive materiality assessment in 2020. The information gained from the assessment shapes our reporting strategy and focuses our efforts on where we can make the most meaningful impact. We followed these steps:

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ur
We conducted a gap analysis comparing the priorities of key ESG benchmarks against our current priorities and compiled a list of 24 ESG issues.	Using a third-party consultant, we collected input on the relative importance of our focus on these issues from our leaders and stakeholders such as customers, employees and investors.

Combining the results of the gap analysis and stakeholder surveys, we created a materiality matrix that shows the environmental, social and governance issues that are a primary focus for our business and stakeholders.

We categorize an issue as material if 1) it could impact our business in terms of costs, growth, risk or reputation or 2) if it is important to our stakeholders. Topics in the “critically important” category are viewed by both JBT leaders and stakeholders as potential big wins/differentiators and/or critical risks.

Based on this assessment, the current issues we have developed focus around are:

Environmental and Social Impact of Products – Managing and mitigating the impact products have on the environment and communities; strategy towards a more environmentally or socially beneficial product portfolio.

Environmental Sustainability and Climate Strategy – JBT’s approach to reducing greenhouse gas (GHG) emissions across operations while managing physical and transition risks related to climate change.

Talent Attraction & Development – Policies and practices that attract and develop top tier talent with the right skills to deliver on current and future business needs.

Diversity, Equity & Inclusion – Policies and practices that create a welcoming environment for all employees (regardless of race, color, gender, sexual orientation, backgrounds, beliefs, experiences, etc.) to fulfill their potential.

 We plan to periodically update this assessment to reflect our business and our stakeholders’ expectations. These evaluations were further reviewed with the Board’s Nominating and Governance Committee, which has oversight over management’s processes to identify, assess, manage and disclose environmental, social and governance related risks and opportunities.

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The following table highlights specific actions taken by the Company in 2020 as we continue our ESG journey.

R senior	● ouleaders incorporate inclusive practices into the way they manage their teams. ● ●
Environmental and Social Highlights in 2020
Environmental and Social Impact of Products
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Our portfolio of equipment and services includes a significant amount of products and technical support programs that enable our customers to make a beneficial environmental impact.
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We estimate that 44% of our product revenue is from equipment that has an environmental benefit for our customers.

Environmental Sustainability and Climate Strategy
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In 2010, JBT set a goal to reduce energy intensity by 25% by the year 2020 through a partnership with the US Department of Energy’s Better Plants Program. We met our goal in 2019, reducing our energy intensity in our U.S. operations by 31% and globally by 28%.

Talent Attraction and Development
●
Our annual Leadership Development Process includes a full-day talent discussion in each of our businesses and culminates in a talent review with the executive leadership team and the Compensation Committee of the Board of Director. This review process includes discussions on management succession planning, retention risk and potential organization design based on employee performance.
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Our Leader Excellence Program provides an overview of the 13 competencies that have been identified in successful JBT leaders and deploys a formal framework through which these traits can be assessed and developed more broadly in our workforce.

Diversity, Equity, and Inclusion (DEI)
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Creation of a Global DEI Council.
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Introduction of two new Employee Networking Communities (ENCs) in 2021, to help foster a sense of belonging and inspire conversations, bringing new ways to look at issues and drive further innovation.
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Launch of the JBT Inclusive Leadership Series, a 6-session program providing a series of structured and interactive leadership training sessions with the primary objective to help our senior leaders incorporate inclusive practices into the way they manage their teams.
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Listening sessions held with senior management and diverse employees to gain perspectives on their experiences within and outside of our Company.

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● Partnering with three organizations whose missions focus on addressing inequality, fostering diverse and inclusive organizations and societies, and serving under-resourced communities.
Employee Health and Safety
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In 2020, our Recordable Incident Rate (RIR) was 0.97, which is significantly better than the 2019 Bureau of Labor Statistics (BLS) average of 4.18 for the industries in which we operate.
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Our Lost Workday Care Incident Rate of 0.13 in 2020 was also substantially better than the 2019 BLS average of 2.4.

Meetings

Our Board of Directors held eight meetings during 2020. Each incumbent director attended at least 75% of the meetings of the Board. In addition, each of our directors attended at least 75% of the meetings of the committees on which he or she served during 2020. The Board of Directors has scheduled a board meeting on the day of the 2021 Annual Meeting of Stockholders, and the Company encourages Board members to virtually attend the Annual Meeting of Stockholders. All of the continuing Board members serving on the Board in 2020, attended the 2020 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Committee assignments are typically reassessed annually, and will be considered at the May 2021 Board meeting.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed on our website under Corporate Governance at https://ir.jbtc.com/leadership/board-of-directors, and is also available in print to stockholders upon request submitted to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel.

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Audit Committee

# of Meetings
Committee Members	Primary Responsibilities	in 2020
Barbara L. Brasier (Chair) C. Maury Devine Alan D. Feldman Lawrence V. Jackson

•    Responsibilities associated with our external independent auditor, including their appointment, compensation, retention or termination, and oversight;

•    Review and discuss with management, our Vice President of Internal Audit and our independent auditor the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect our financial statements;

•    Review of the scope, planning and staffing of the prospective audit and approval of estimated fees therefor;

•    Resolution of disagreements between management and our independent auditor regarding financial reporting;

•    Oversight over accounting and financial reporting processes associated with the preparation of our financial statements and filings with the Securities and Exchange Commission;

•    Review of reports by management and legal counsel relating to litigation and compliance with laws, internal policies and controls that are material to our financial statements;

•    Review and assess our financial and accounting organization and internal controls;

•    Review policies with respect to major risk assessment and risk management practices designed to monitor and control exposure to such risks, including cyber security risks;

•    Review of matters associated with auditor independence and approval of non-audit services; and

•    Oversight over “whistle-blower” procedures for reporting questionable accounting and audit practices.

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Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Vice President of Internal Audit after certain Audit Committee meetings (5 such sessions were held following Audit Committee meetings in 2020).

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements.

The Board of Directors has determined that all of the members of the Audit Committee (Barbara L. Brasier, C. Maury Devine, Alan D. Feldman and Lawrence V. Jackson) (i) are independent directors as defined by the New York Stock Exchange listing rules and satisfy the enhanced independence criteria required for audit committee service under Securities and Exchange Commission rules and the New York Stock Exchange listing rules and (ii) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

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Compensation Committee

# of Meetings
Committee Members	Primary Responsibilities	in 2020
Polly B. Kawalek (Chair) James E. Goodwin Emmanuel Lagarrigue James M. Ringler

•    Periodically reviewing succession plans for the Chief Executive Officer and other key executive officers, and reporting to the full Board on succession planning and management development;

•    Reviewing our overall compensation philosophies to ensure policies appropriately link management interests with those of stockholders and mitigate risks;

•    Approving the peer group used for compensation levels, program design and relative performance comparisons and ensuring our pay programs are competitive and enable us to attract, retain and motivate top talent;

•    Administering our 2017 Incentive Compensation and Stock Plan and any other predecessor plans (the “Incentive Compensation Plan”), approving and administering other equity compensation plans;

•    Reviewing all new employee benefit plans and approving the activities related to mergers, consolidations or terminations of such plans;

•    Reviewing and approving the short- and long-term performance goals and individual objectives (as it relates to the Chief Executive Officer) compared to incentive plan terms and total incentive compensation amounts to be paid to executive officers;

•    Reviewing, approving and administering policies and agreements permitting recovery of prior, or forfeiture of existing unvested or unearned, executive officer compensation awards in the event of a restatement of our financial results or serious misconduct by an executive officer;

•    Appointing members of the Employee Benefits Plan Committee and periodically reviewing the actions taken by that committee;

•    Approving all executive officer pay packages, periodically reviewing executive officer perquisites and executive severance arrangements, hedging and pledging policies;

•    Establishing and monitoring compliance with executive stock ownership guidelines;

•    Reviewing the competitiveness and design of Board compensation and recommending to the full Board changes to compensation for non-employee directors;

•    Reviewing management’s Compensation Discussion and Analysis to be included in our annual proxy statement, issuing its report on executive compensation for inclusion in our annual report or proxy statement;

•    Reviewing and recommending for Board approval the frequency of advisory votes on executive compensation (“say on pay”), and reviewing the results of “say on pay” resolutions and the input received from our stockholders engagement efforts, and considering any implications thereof; and

•    Hiring an executive compensation consultant to advise the Committee after determining that the consultant met independence requirements.

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The Board of Directors has determined that all of the members of the Compensation Committee (James E. Goodwin, Polly B. Kawalek, Emmanuel Lagarrigue and James M. Ringler) are independent directors as defined by the New York Stock Exchange listing rules and satisfy the enhanced independence criteria required for compensation committee service under Securities and Exchange Commission regulations and the New York Stock Exchange corporate governance listing standards. The Compensation Committee members meet privately in separate sessions with representatives of our compensation consultant and our Executive Vice President, Human Resources after most Compensation Committee meetings (5 such sessions were held following Compensation Committee meetings in 2020).

Under its charter, our Compensation Committee has the authority to engage the services of outside consultants, outside lawyers, and others to assist the committee’s fulfillment of these responsibilities, and our Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an internationally recognized executive compensation consulting firm, as the Committee’s independent compensation consultant for 2020. For 2020, the Compensation Committee’s engagement agreement with Meridian provided for a scope of work that included ensuring that the Compensation Committee’s compensation recommendations were consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that were aligned with the interests of our stockholders. In addition, Meridian’s engagement for 2020 included the provision of incentive compensation plan design advice as well as advising on the Company’s compensation peer group. In connection with its engagement of Meridian in 2020, the Compensation Committee considered various factors bearing upon Meridian’s independence including, but not limited to, the amount of fees received by Meridian from the Company as a percentage of Meridian’s total revenue, Meridian’s policies and procedures against any ownership of our stock, as well as policies designed to prevent conflicts of interest, and the existence of any business or personal relationship with any member of the Compensation Committee or management that could impact Meridian’s independence. After reviewing these and other factors, the Compensation Committee determined that Meridian was independent and that its engagement did not present any conflicts of interest. Meridian also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee. In 2020, the Compensation Committee also retained external and independent legal advice in connection with its negotiation of a severance agreement with its former Chairman, President and Chief Executive Officer.

The Compensation Committee annually reviews executive pay, peer group selection criteria, compensation design practices and performance to help ensure that our total compensation program is consistent with our compensation philosophies. When determining compensation levels for executive officers for 2020, the Compensation Committee utilized compensation survey data that was supplied by Meridian and Aon Hewitt. For purposes of this survey, a group of peer companies was selected by our management, reviewed by Meridian and approved by the Compensation Committee. The list is reviewed prior to each compensation survey by the Compensation Committee to ensure continuing relevancy of the peer group considering the size, industry, and financial performance of the proposed companies. With each survey, the Compensation Committee’s independent consultant collects, analyzes and reports back to the Compensation Committee on the amounts, designs, and components of compensation paid by peer group companies, utilizing regression analysis to develop size-adjusted market values to provide relevant comparisons. For our Chief Executive Officer, Chief Financial Officer and Executive Vice Presidents, the Compensation Committee also reviews data compiled annually by Meridian from proxy statement filings by peer group companies to assess pay levels and design practices for comparable executive officers.

Based on the survey market data and the additional data from public filings, the Compensation Committee reviewed the appropriateness of management’s recommendations for each of our executive officer’s base pay, annual management cash incentive and long-term incentive plan awards for 2020 (other than the CEO). The Compensation Committee allocated total annual compensation to our executive officers among the various elements of short-term cash (base pay and annual cash incentive) and long-term compensation (equity incentive awards) to approximate the market 50th percentile targeted pay levels and mix identified in the survey results and in the data obtained from public filings, with appropriate differences based on individual experience, impact and performance.

The Compensation Committee also has the authority to recommend to the Board of Directors the amount of compensation to be paid to our non-employee directors. Both our Chief Executive Officer and our Interim Chief Executive Officer participated this year in the compensation decisions for the other named

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executive officers. They did not have a role in setting their own base pay, annual management incentive plan compensation or the size of their annual long-term incentive plan award. Our Executive Vice President, Human Resources, working with Meridian, provided recommendations for each executive’s base pay, annual cash incentive and annual long-term incentive plan award for the Compensation Committee’s review. Our Chief Financial Officer and our Vice President, Financial Planning & Analysis also provided the Compensation Committee with information related to our financial performance against our objectives. This information was then used by the Compensation Committee as a factor in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate performance metrics and objectives for long-term performance-based incentive compensation awards.

Nominating and Governance Committee

# of Meetings
Committee Members	Primary Responsibilities	in 2020
C. Maury Devine (Chair) Emmanuel Lagarrigue Lawrence V. Jackson James M. Ringler

•    Recommending nominees for election to the Board of Directors at the Annual Meeting and identifying and recommending to the Board of Directors qualified candidates for vacancies on the Board in accordance with criteria established by the Board;

•    Recommending the member of the Board of Directors to serve as Chairman and, if the Chairman also serves as Chief Executive Officer, a member to serve as the Lead Independent Director;

•    Annually making recommendations to the Board of Directors concerning the membership of Board committees and committee chairpersons;

•    Developing and recommending to the Board of Directors a set of Corporate Governance Guidelines, reviewing them annually, and making recommendations to the Board from time to time regarding matters of corporate governance;

•    Recommending to the Board of Directors in the event of an emergency requiring the replacement of the Chief Executive Officer, that a temporary replacement of the Chief Executive Officer be made, in accordance with emergency succession plan or as otherwise advised by the Committee;

•    Recommending to the Board of Directors in the event the Committee believes a permanent replacement of the Chief Executive Officer is necessary that the applicable succession plan be affected;

•    Reviewing our ethics policy annually and recommending changes to the Board of Directors;

•    Reviewing any request by a Board member to join the board of directors of any other publicly-held or private for-profit company;

•    Annually reviewing and evaluating all relationships between non-employee directors and our Company and making recommendations to the Board of Directors regarding the assessment of each non-employee director’s independence;

•    Monitoring orientation and training needs of the directors and making recommendations regarding director training programs and advising the Board on emerging governance trends;

•    Reporting annually to the Board of Directors the Committee’s assessment of the performance of the Board and its committees;

•    Overseeing engagement with stockholders and proxy advisor firms, and review proxy advisory firm policies and voting recommendations;

•    Reviewing stockholder proposals and items of business brought under advance notice bylaws and recommend Board responses pursuant to Rule 14a-8 of the Securities Exchange Act or the Company’s bylaws; and

•    Overseeing the development of, and periodically review, the Company’s environmental, social and governance programs and initiatives.

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The Board of Directors has determined that all of the members of the Nominating and Governance Committee (C. Maury Devine, Emmanuel Lagarrigue, Lawrence V. Jackson, and James M. Ringler) are independent directors as defined by the New York Stock Exchange listing rules.

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Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to: Executive Vice President, General Counsel, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a nomination for the 2022 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2022 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Guidelines provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our Corporate Governance Guidelines also require that a majority of our non-employee directors be active or retired senior executives, preferably chief executive, chief financial or chief operating officers or other similar senior officers of publicly-held companies. In addition, the Corporate Governance Guidelines provide that our non-employee directors also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election.

The Nominating and Governance Committee engaged in a rigorous assessment and selection process assisted by an independent search firm that led to the election of Mr. Lagarrigue and Ms. Brasier by the Board in April 2019 and Mr. Jackson in March 2020. The process commenced with a comprehensive self-assessment of the current Board members across seven skills and experience categories to inform the selection of new Board members. A Board culture assessment process was also led in conjunction with an independent search firm. Both assessments were used to develop and evaluate a slate of candidates.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 25, 2021 meeting. At any given time in 2020, only one of our directors who served on our Board was an employee director. Thomas W. Giacomini, our President and Chief Executive Officer until September 2020, and Brian A. Deck, who was appointed to the Board and became our President and Chief Executive Officer in December 2020, were our employee directors during 2020; their service on our Board did not overlap. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the non-employee directors who served on our Board in 2020 are affiliated or employed. The transactions, relationships and arrangements of this nature that exist and were reviewed by the Nominating and Governance Committee were the continuing service by James M. Ringler as a member of the Board of Directors of TechnipFMC plc, formerly known as FMC Technologies, Inc., the company from which we separated from in a spin-off transaction in July 2008, and the employment of Emmanuel Lagarrigue, as an executive of Schneider Electric, a supplier to various JBT businesses. TechnipFMC plc, the successor to FMC Technologies, Inc., and JBT Corporation are parties to certain agreements entered into in 2008 that pertained to the separation of the operations of FMC Technologies, Inc. and the Company, and which address, among other things, continuing indemnification obligations between

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the two companies, intellectual property licensing arrangements, and sales distributor agreements. Schneider Electric supplies electrical components, control systems and software products to the Company. Over the last five years, the volume of transactions between Schneider Electric and the Company has generally remained below $1 million per year, which represents less than 0.0004% of Schneider Electric annual sales. The Company’s direct spend with Schneider Electric is estimated to be less than 1% of the Company’s total direct material spend. Although the Board has not adopted categorical standards of materiality, these relationships were not deemed to be material or as impacting the independence of our non-employee directors.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its non-employee members (Barbara L. Brasier, C. Maury Devine, Alan D. Feldman, James E. Goodwin, Emmanuel Lagarrigue, Lawrence V. Jackson, Polly B. Kawalek and James M. Ringler) satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees, and all of the members of the Compensation Committee satisfy the enhanced independence criteria required for members of compensation committees, under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

Executive Sessions of Independent Directors

The Board of Directors holds executive sessions of only its independent directors after regularly scheduled Board of Directors meetings. James E. Goodwin was selected by the Board of Directors to serve as the presiding “lead independent director” for these executive sessions during 2020, but with the election of Alan D. Feldman as Chairman of the Board of Directors, in June 2020, Mr. Feldman has taken over the role of leading the executive sessions.

Stockholder Communications to the Board

Stockholders and other interested parties may communicate directly with the Board of Directors, with the Chairman of the Board of Directors for an upcoming meeting or the independent directors as a group by submitting written correspondence c/o Chairman of the Board of Directors, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. The Chairman of the Board of Directors will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the full Board is warranted.

Board Leadership Structure

The Board retains the authority to modify its Board leadership structure to address our Company’s circumstances and advance the best interests of the Company and its stockholders as and when appropriate. Until such time as our Chief Executive Officer transition began this year, our Board believed that combining the role of Chief Executive Officer and the role of Chairman, together with the designation of a lead independent director, provided an appropriate balance in the Company’s leadership in light of the tenure of Mr. Giacomini and his experience with our Company’s business. At such time as Mr. Deck began serving as our interim Chief Executive Officer in June 2020, our Board determined that an independent Chairman was necessary because Mr. Deck was not at that time a member of the Board of Directors. Following Mr. Deck’s appointment as our permanent Chief Executive Officer and during the consideration by the Board of his appointment as a member of the Board, our Board determined that it was still in the best interests of the Company and its stockholders for Mr. Feldman to continue in the separate role of Chairman due to his deep understanding of our business and our governance structure, to provide continuity in Board leadership and to allow Mr. Deck the ability to more fully integrate into and focus on his executive leadership role.

Our Corporate Governance Guidelines provide for the annual election of a lead independent director by a majority of the non-employee directors. The lead independent director has in the past led executive sessions of independent directors, which our Corporate Governance Guidelines require to occur at least annually in conjunction with regularly scheduled Board meetings. Our Board has determined that, with the appointment of Mr. Feldman as an independent Chairman, there is no need for a lead independent director at this time; Mr. Feldman has and will lead the executive sessions of our independent directors. Our independent directors typically meet in an executive session at the conclusion of each of our regularly

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scheduled Board of Director meetings and following that meeting our lead independent director provides feedback to our Chief Executive Officer to the extent desired by the independent directors. The Board’s annual self-evaluation includes questions regarding the Board’s opportunities for open communication and effectiveness of executive sessions. Our Corporate Governance Guidelines limit employee members of the Board to two seats. Brian A. Deck, our President and Chief Executive Officer, is the only member of management currently serving on our Board. Currently, all other members of our Board are independent. Our three Board committees are comprised entirely of independent directors and each committee has regular interaction with a number of our senior management personnel in establishing their agendas and obtaining information from our Company’s operations.

Board Succession Planning

The Nominating and Governance Committee oversees and plans for Board member succession to ensure a mix of skills, experience, tenure and diversity that promotes and supports the Company’s long-term strategy. Using a variety of sources including but not limited to an independent search firm, recommendations from stockholders, management and our independent directors, the Nominating and Governance Committee will periodically assess the skills and qualifications of our Board members, identify any areas of desired expertise, review qualified candidates and make recommendations to the full Board in accordance with its Corporate Governance Guidelines and any other criteria adopted by the Board regarding director candidate qualifications. After careful review and consideration, the Board will nominate candidates for election or re-election. The Nominating and Governance Committee, assisted by an independent search firm, engaged in a succession planning process in 2018 and 2019 that included a Board skills and experience matrix and a cultural assessment of our Company and the Board and resulted in three new directors joining our Board in 2019 and 2020.

Diversity

Our Corporate Governance Guidelines provide that Board members will be selected based on integrity, successful business experience, stature in their own fields of endeavor, and the diversity of perspectives they bring to the Board. Our Corporate Governance Guidelines further state that consideration should also be given to candidates with experience in the Company’s lines of business and leadership in such areas as government service, academia, finance and international trade. We have from time to time engaged the services of an executive search firm, including for our recruitment of additional Board candidates in 2019 and 2020, to help us identify qualified Board candidates meeting these criteria and specifically seek director candidates who helped us meet the following parameters: experience in the food, airline or airfreight industries; industrial manufacturing background; international business exposure; financial expertise; diversity; chief executive officer or senior P&L management skills; experience on public company boards; and a sophisticated understanding of M&A transactions and integration into existing businesses. We believe we have achieved a diversity of perspectives with our current Board membership, which consists of directors who are holding or have held a variety of senior management level positions and have extensive public company board experience, broad experience across the industries in which we conduct business, international business expertise and State and Federal government service. For more information regarding the background, experience and attributes of our directors, please refer to the complete biographies of our directors that appear under “Board of Directors” in this Proxy Statement.

Role of Board in Risk Oversight

As part of its general oversight over the management of the Company, our Audit Committee periodically reviews assessments prepared by our management of the primary risks relevant to our business and the mitigation actions we implement to address these risks. The role of the Board in risk oversight is to provide guidance to management through its Audit Committee, based upon their experience and perspectives, regarding the overall effectiveness of its strategies to monitor and mitigate those risks. During Board meetings, the Board periodically receives reports directly from the Presidents of each of our Divisions; these updates provide our Board with a more detailed understanding of the strategies of each of our divisions and the opportunities and risks that they face. Management also provides the Board with periodic reports regarding its enterprise risk management programs, our internal audit program, our code of ethics and compliance training programs and our evaluations of internal control over financial reporting. Our Audit Committee also receives a quarterly update from our Executive Vice President, General Counsel regarding

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material litigation and legal loss contingencies involving the Company as well as reports to our Company’s hotline.

In addition, our Compensation Committee periodically reviews assessments prepared by both management and Meridian of potential risks associated with our compensation programs and determines whether our compensation policies, practices and plan design provisions adequately and effectively mitigate those risks. The Compensation Committee reports its findings and recommendations, if any, to the Board.

Director Compensation

The Compensation Committee bi-annually reviews non-employee director compensation to ensure that the amount of compensation provided to non-employee directors is within appropriate parameters. In late 2019, the Compensation Committee commissioned Meridian to conduct a peer group survey to review non-employee director compensation. The results of the survey indicated that our total non-employee director compensation was below the peer group median. Accordingly, the Compensation Committee recommended to the full Board a modest increase in non-employee director compensation in 2020 to realign with peer group companies, which was approved by the Board. In March 2020, however, the Board agreed to defer the implementation of this director pay increase in light of the global COVID-19 crisis.

For 2020, each of our non-employee directors was eligible to receive an annual retainer of $80,000. This annual retainer is structured to provide each non-employee director with the option to receive 0%, 50%, or 100% of the value of the retainer in the form of restricted stock units (“RSUs”), provided a timely election to receive RSUs is made by a non-employee director, and the option to elect to receive any remainder in cash, payable in quarterly installments. RSUs granted as part of the 2020 retainer had a fair market value equal to the deferred amount of the annual retainer on the date of the grant and vest in May 2021. The amount of this annual retainer is allocated among fees earned or paid in cash (column (b)) and stock awards (column (c)) in the Director Compensation Table below based upon the election made by each director.

We also make an annual non-retainer equity grant to our non-employee directors of RSUs. Our practice is to grant these awards on May 1 of each year. On May 1, 2020, we awarded each of our non-employee directors RSUs with a value of $120,000, which is included in the amount contained in column (c) of the Director Compensation Table below. These awards will also vest in May 2021.

Our non-employee directors do not receive additional cash remuneration for Board of Directors meetings or committee meetings attended, although committee chairs and the lead independent director do receive additional remuneration for these roles, at competitive market levels. For 2020, the chair of the Audit Committee received an additional annual fee of $20,000; the chair of the Compensation Committee received an additional annual fee of $15,000; the chair of the Nominating and Governance Committee received an additional annual fee of $10,000; and the Board of Director’s lead independent director received an additional annual fee of $30,000, and a pro-rated portion of that fee is included as fees earned or paid (column (b)) for 2020 in the Director Compensation Table below for each chair and the lead independent director. Each non-employee director will also receive reimbursement for reasonable incidental expenses incurred in connection with the physical attendance of meetings of the Board and Board committees. During 2020, most of these meetings were conducted virtually, limiting those expenses.

In June of 2020, the Board members agreed to reduce the annual retainer payment by 20% for a period of time to align with temporary salary reductions taken by the JBT executive team. This reduction began at the end of the second quarter and ended at the end of the third quarter. Also at the end of the second quarter, Mr. Feldman began to receive an annual fee of $120,000, paid quarterly, for his service as Interim Non-Executive Chairman in lieu of the annual fee for service as Audit Committee Chair.

We have ownership requirements for our non-employee directors that are based on a multiple of five times the amount of each non-employee director’s annual retainer to be met within five years of their appointment to the Board, and each of our non-employee directors who are currently subject to this requirement is in compliance with the ownership requirements. Non-employee directors who meet the ownership guidelines may elect whether to have the RSUs they elect to receive from the annual retainer and the annual non-retainer equity grants they are awarded (i) distributed at the time of vesting, which is one year after grant date, or (ii) distributed after they complete their service on our Board. Unvested RSUs will be

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settled and are payable in Common Stock upon the death or disability of a director or in the event of a change-in-control of the Company, as such term is defined in the Incentive Compensation Plan.

The following table shows all compensation awarded, paid to or earned by the non-employee members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2020.

Director Compensation Table

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name (1)	($) (2)	($) (3)	($) (4)	($)
(a)	(b)	(c)	(d)	(e)
Barbara L. Brasier	78,500	120,034	—	198,534
C. Maury Devine	86,000	120,034	5,000	211,034
Alan D. Feldman	121,000	120,034	—	241,034
James E. Goodwin	106,000	120,034	—	226,034
Lawrence V. Jackson	15,333	160,022	—	175,355
Polly B. Kawalek	15,000	200,010	10,000	225,010
Emmanuel Lagarrigue	—	200,010	—	200,010
James M. Ringler	76,000	120,034	—	196,034

(1)	Brian A. Deck, our President and Chief Executive Officer, and Thomas W. Giacomini, our former Chairman, President and Chief Executive Officer, are not included in the table as they were our employees during 2020 and did not receive compensation for their services as director. The compensation paid to Messrs. Deck and Giacomini is shown in the Summary Compensation Table in this Proxy Statement.
(2)	Includes the amount of any cash portion of the director’s annual retainer each director elected to receive and additional fees paid to the chairperson of each board committee, the lead independent director, and the Interim Non-Executive Chairman for serving those respective functions.
(3)	RSU grants were made on May 1, 2020, valued at $71.92 per share, the closing price of our Common Stock on May 1, 2020, reflecting an aggregate grant date fair value for all of our non-employee directors of $1,160,212. The amount reflected above represents the fair value of the awards at grant date. Pursuant to the agreement of all directors to reduce their annual retainer, three of our directors that had elected to receive a portion of the retainer as stock voluntarily forfeited a portion of the RSUs, that were granted on May 1, 2020: Ms. Kawalek, 56; Mr. Lagarrigue, 56; and Mr. Jackson, 28. The aggregate number of outstanding RSUs held by each of our non-employee directors on December 31, 2020 was: Ms. Brasier, 1,669; Ms. Devine, 44,456; Mr. Feldman, 54,929; Mr. Goodwin, 47,256; Mr. Jackson, 2,197; Ms. Kawalek, 60,145; Mr. Lagarrigue, 2,725; and Mr. Ringler, 45,863.
(4)	Represents charitable contributions made in the name of directors by us during 2020 pursuant to the matching charitable contribution program available to all of our employees and directors. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to $10,000 in any year, although we may exercise discretion to approve matching contributions in excess of that limitation from time to time.

Our non-employee directors do not participate in our employee benefit plans other than our matching program for charitable contributions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2020, the members of the Compensation Committee of the Board were James E. Goodwin, Polly B. Kawalek, Emmanuel Lagarrigue, and James M. Ringler, none of whom has ever been an officer or employee of our Company. None of our executive officers has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of our Board of Directors.

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TRANSACTIONS WITH RELATED PERSONS

During 2020, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories since the beginning of 2020:

●	any of our directors or executive officers;
●	any nominee for director;
●	any immediate family member of any of our directors or executive officers or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;
●	a security holder listed in the “Other Security Ownership” table below; or
●	any immediate family member of such a security holder.

Under its charter, the Audit Committee is responsible for reviewing and approving any transactions with “related persons”.

All of our non-employee directors and executive officers are subject to our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics provides that each of our employees and directors is expected to avoid engaging in activities where their personal interests conflict with, or have the appearance of conflicting with, our interests. Personal interests that may give rise to conflicts of interest include commercial, industrial, banking, consulting, legal, accounting, charitable and financial relationships, and may also arise when a director or employee receives personal benefits outside of the compensation or reimbursement programs approved by the Board of Directors. These requirements also extend to immediate family members of employees and directors.

Suspected violations of our Code of Business Conduct and Ethics, including potential conflicts of interest, must be reported to the Chairman of the Board, if the suspected violation involves a director, or to the General Counsel, if the suspected violation involves an executive officer (or to the Chairman of the Board if the suspected violation involves the General Counsel), or reported to our employee hotline. The Chairman of the Board or the General Counsel, as applicable, will discuss the matter with the Chairman of the Board, or the Chair of the Audit Committee, as appropriate, for evaluation and appropriate resolution. Reports made to our employee hotline will be reported to the Board of Directors, or the Audit Committee, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

Under our Corporate Governance Guidelines, directors must disclose to the Board of Directors any potential conflict of interest they may have with respect to a matter under discussion and, if appropriate, recuse themselves and not participate in the discussion or voting on a matter on which they may have a conflict.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position with the Company without the prior consent of the Board of Directors. No employee or director may use corporate property, information or position with the Company for improper personal gain, or may compete with us, directly or indirectly.

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Our Code of Business Conduct and Ethics may be reviewed on our website under Corporate Governance at www.jbtc.com/investors. A waiver of any provision of our Code of Business Conduct and Ethics for a director or an executive officer may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules, regulations or listing standards of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-employee members of the Board are independent under the rules of the New York Stock Exchange. The Nominating and Governance Committee also reviews the request of any Board member wishing to join a public-company or private for-profit Board, while serving on our Board.

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Election of Directors	FOR each director nominee
Proposal Advisory Vote on Named Executive Officer Compensation	Board Recommendation The Board of Directors recommends a vote FOR approval of the non-binding resolution on executive compensation noted below.	√

PROPOSAL SUMMARY

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and narrative descriptions that accompany those tables in this Proxy Statement, is hereby approved.”

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are seeking an advisory vote on a non-binding resolution from our stockholders on the compensation of our executive officers whose compensation is included in the Summary Compensation Table of this Proxy Statement (our “named executive officers”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement.

At our Annual Meeting held in 2020, our stockholders approved the compensation of our named executive officers as disclosed in our 2020 Proxy Statement in a non-binding “say on pay” advisory vote by over 98 percent of the votes cast. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinion of our stockholders, and will consider the outcome of the vote, along with other input from our stockholder engagement efforts, when making future compensation decisions for our named executive officers. We hold an advisory “say on pay” vote every year based on a previous advisory vote regarding frequency. Accordingly, we intend to hold the next advisory “say on pay” vote at our Annual Meeting in 2022.

As described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to attract, engage and retain talented individuals and motivate them to create long-term stockholder value by achieving performance objectives and strategic goals and appropriately managing risk. Our program is designed to:

●	Closely link compensation with Company financial performance targets and achievement of individual objectives
●	Drive our key business strategies
●	Align the interests of our executives with our stockholders, with a focus on long-term value creation
●	Provide competitive compensation opportunities that attract, engage and retain talented people

In the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” we describe our executive compensation programs in more detail, including the philosophy and business strategy underpinning the programs, the individual design elements of the compensation programs, and information about how our compensation plans are administered. We encourage stockholders to review this section of the Proxy Statement.

Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives linked to financial performance metrics. We have chosen

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the selected financial performance metrics to align the compensation of our named executive officers to our business strategy.

The Compensation Committee regularly reviews best practices related to executive compensation to ensure a close alignment between our business strategy and executive compensation opportunities. We consistently review, and as appropriate make changes to, our executive compensation programs to ensure that the proportion of short- and long-term annual incentive compensation that is based upon objective business performance results remains significant, and maintain a close alignment between business performance measures for incentive compensation awards and our Company’s core strategic objectives.

For 2020, the Compensation Committee set financial performance target levels for short-term incentive compensation awards that required significant year-over-year improvement over strong 2019 results. The financial performance target levels set by the Compensation Committee for the long-term incentive compensation awards with the three-year performance period that began in 2020 also required significant improvement and sustained high level of performance relative to our 2019 results.

The COVID-19 pandemic has resulted and will continue to result in significant economic disruption and has adversely impacted our business. Our sales volume was significantly reduced since the onset of the pandemic, which has had a negative effect on our financial results for fiscal year 2020. Despite the impact that the pandemic had on our incentive compensation awards, the Compensation Committee did not make any adjustments to metrics or targets.

As illustrated by these actions, the Compensation Committee has strived to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value and appropriately incentivizing performance of our management team. Our Compensation Committee and the Board of Directors believes that the policies and programs described in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our strategic objectives and have contributed to our positive financial performance.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting virtually or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

Effect of Proposal

Since the required vote is advisory, the result of the vote is not binding upon the Board of Directors and will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The Board of Directors and the Compensation Committee value the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors and the Compensation Committee will carefully consider the outcome of the advisory vote on named executive officer compensation and those opinions when making future compensation decisions.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are designed to pay for performance, aligning our executive officers’ goals with the interests of our stockholders, while allowing us to attract and retain skilled executives in a competitive market to deliver positive business results. For 2020, we continued to administer our existing short- and long-term incentive compensation programs in alignment with our financial and operational strategies. A significant portion of our named executive officers’ compensation is directly related to our business results and stock price performance. This ensures a close correlation of the financial interests of our named executive officers with the interests of our stockholders.

Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and program, as well as the specific compensation paid during fiscal year 2020 to the executives listed below, referred to as “named executive officers”.

●	Brian A. Deck – President and Chief Executive Officer
●	Thomas W. Giacomini – Former Chairman, President, and Chief Executive Officer
●	Matthew J. Meister – Executive Vice President and Chief Financial Officer
●	David C. Burdakin – Executive Vice President and President, AeroTech
●	Paul E. Sternlieb – Executive Vice President and President, Protein
●	Carlos Fernandez – Executive Vice President and President, Liquid Foods

As previously disclosed, in September of 2020, Mr. Giacomini resigned from the Board of Directors and stepped down as Chief Executive Officer and President. Messrs. Deck and Meister were appointed to their respective positions in December of 2020. See “Leadership Transitions” below.

Compensation Actions in Response to COVID-19

The COVID-19 pandemic had a significant impact on our business in 2020. To mitigate the negative impact on our business, we instituted a number of cost reduction measures in 2020 including the following:

●	Cancellation of scheduled 2020 salary increases for most employees, including our named executive officers.
●	Temporary base salary reductions of 20% for our CEO, 15% for our CFO, and 10% for our other named executive officers.
●	Waiver by the Board of Directors of its scheduled compensation increase approved in 2019, and a temporary 20% reduction to the annual retainer.

Despite the unforeseen and significant impact of COVID-19 on our financial results for 2020, we did not adjust the financial performance metrics or targets in our incentive compensation awards. Throughout the pandemic, the Compensation Committee and the Board have regularly discussed how to recognize the stamina and substantial accomplishments of management-level employees while striking a fair balance with other adverse impacts experienced by our shareholders, customers, suppliers, and employees. In making these decisions we relied on the principles of our executive compensation program, which is designed to link pay with performance, while aligning management incentives with shareholder interests and providing competitive compensation opportunities that attract and retain talented people.

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2020 Performance Results

The achievement of the performance metrics used in our incentive compensation plans in 2020 are set forth in the table below. For a description of the performance metrics and adjustments, see — “Performance Metrics Used in our Incentive Compensation Plan.” Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for 2020 for a full description of our 2020 financial results.

Performance Metrics

Short-Term Incentive Compensation	2020 Target	2020 Results (1)
EBITDA (in millions)	$317.8	$257.6
EBITDA Margin	15.7%	14.9%
Average Operating Working Capital (AOWC)	15.5%	19.6%

Long-Term Incentive Compensation	2018 - 2020 Target	2018 - 2020 Results (1)
Cumulative Diluted EPS from Continuing Operations (EPS)	$11.27	$11.23
Average Return On Invested Capital (ROIC)	14.0%	11.5%

(1)	EBITDA and EBITDA Margin results were adjusted for purposes of short-term incentive compensation to eliminate the financial impact of restructuring charges (not including impairment), pension expense other than service cost, M&A related costs, and executive management succession costs. EPS and ROIC results were adjusted for purposes of long-term incentive compensation to account for restructuring charges (not including impairment) and executive management succession costs incurred during 2020.

Our 2020 performance metrics for our short-term incentive compensation awards to our named executive officers had targets that required year-over-year growth in our earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and year-over-year improvements in our EBITDA margin and average operating working capital as a percent of sales (“AOWC”). In order to promote focus on cash flow in response to the impact of the COVID-19 pandemic, we elected to put in place a payout trigger threshold that required 90% of the established EBITDA target to be achieved in order for a payout to be made on any metric of the financial performance component of our short-term incentive compensation awards.

Demonstrating our pay-for-performance philosophy, our 2020 financial performance impacted performance-based compensation as follows:

Our performance with respect to EBITDA, EBITDA margin, and AOWC was negatively affected by a significant drop in sales volume from the onset of the pandemic and as a result fell below the threshold levels set at the beginning of the year and resulted in annual cash incentive awards under the management incentive plan (“MIP”) significantly below target levels. The 75% portion of MIP awards based on these performance metrics paid out at 0% of the target award amounts for our named executive officers. The remaining 25% portion of MIP awards was based on performance against personal performance objectives as determined by the Board in the case of Mr. Deck and as recommended by Mr. Deck and approved by the Board in the case of all other named executive officers. See “Determination of PPI Payout” below.

2020 Short-Term Incentive Compensation Financial Performance Metrics

		0% Payout	100% Payout	250% Payout	2020	Payout
Performance Measures	Weight	of Target	of Target	of Target	Performance	Result
EBITDA	50%	$297.8	$317.8	$344.8	$257.6	0%
EBITDA Margin	25%	14.9%	15.7%	16.9%	14.9%	0%
AOWC	25%	16.5%	15.5%	14.0%	19.6%	0%
Financial Measures Earned Payout (75% of MIP Total)						0%

We used a three-year measurement period for the metrics associated with our long-term incentive plan (“LTIP”) awards made to our named executive officers in 2020, thus the performance-based compensation derived from LTIP awards will not be determinable until after the end of 2022. The metrics for

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performance-based LTIP awards issued in 2020 established targets that require growth in cumulative EPS and strong average operating return on invested capital (“ROIC”) results over the three year period ending on December 31, 2022.

The three-year performance period for the performance RSUs granted in 2018 ended on December 31, 2020. Prior to the onset of the COVID-19 pandemic, the Company was on pace to achieve a payout at the target level for these awards. However, the reduction in sales volume from the onset of the pandemic had a significant impact on the cumulative results. In February 2021, the Compensation Committee evaluated the results of the three-year performance period for the performance RSUs granted in 2018 and determined that we achieved cumulative EPS of $11.23 over the three-year performance period, which represents 98% of our target for cumulative EPS, and that we achieved 11.5% average ROIC over the three-year performance period, which represents 26% of our target for average ROIC. The cumulative EPS measure is weighted 70% and the average ROIC measure is weighted 30%. As a result, the performance-based RSUs for the 2018 – 2020 period were earned at 76% of target.

2018 – 2020 Long-Term Incentive Compensation Metrics

Performance Measures	0% Payout of Target Grant	100% Payout of Target Grant	200% Payout of Target Grant	2018-2020 Performance	2018-2020 Performance as a Percentage of Target
3 Year Cumulative EPS	$9.29	$11.27	$14.75	$11.23	98%
3 Year Average ROIC	11.0%	14.0%	17.0%	11.5%	26%
Earned Payout					76%

Leadership Transitions

On September 22, 2020, Thomas W. Giacomini resigned from the Board of Directors and stepped down as President and Chief Executive Officer following a leave of absence. On September 25, 2020, Mr. Giacomini and the Company entered into a Transition, Separation, and General Release Agreement that was described in a Form 8-K filed on September 30, 2020. The terms of that agreement are discussed below under “Separation Agreement with Mr. Giacomini.”

On June 23, 2020, the Board of Directors appointed Brian A. Deck as Interim CEO while continuing in his role as Chief Financial Officer. On September 24, 2020, we announced that Mr. Deck would continue in the Interim President and Chief Executive Officer role while the Board conducted a search to identify a permanent CEO. At the same time, the Board named Alan D. Feldman as Interim Non-Executive Chairman and appointed Matthew J. Meister as Interim Chief Financial Officer.

On December 14, 2020, the Board of Directors announced that it had appointed Mr. Deck as the Company’s President and Chief Executive Officer and also elected him to serve as a member of the Board. On the following day, December 15, 2020, we also announced that Mr. Meister had been appointed Executive Vice President and Chief Financial Officer. Compensation paid to Messrs. Deck and Meister in 2020 is described below under “Appointment of Chief Executive Officer” and “Appointment of Chief Financial Officer,” respectively.

2020 Compensation Highlights

Highlighted below are features of our executive compensation program that we continued in 2020, consistent with our philosophy of aligning executive compensation opportunities with the interests of our stockholders.

●	Maintained strong incentive plan emphasis on business results. For 2020, 75% of the MIP award that could be earned by our named executive officers was based on improvement in key business performance metrics closely tied to achievement of our Elevate strategic objectives (EBITDA, EBITDA margin and AOWC), and 60% of the value of LTIP awards issued to our named executive officers in 2020 was based on improvement in EPS and sustained ROIC over a three-year period. We changed from an EBIT margin metric to EBITDA margin for

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fiscal year 2020 to align with the margin that is more closely aligned with our growth through acquisition strategy.
●	Set financial targets to require continued performance improvement. Our Compensation Committee established 2020 performance targets requiring continued significant year-over-year growth in EBITDA, improvement in EBITDA margin and reductions in AOWC. The LTIP awards issued to our named executive officers in 2020 set aggressive targets for cumulative three-year growth in EPS while sustaining a high level of ROIC.
●	Balance division performance targets and full Company performance targets for named executive officers with division management roles. For 2020, performance targets for MIP awards for our named executive officers who manage business divisions were weighted 15% – 30% on corporate performance and 70% – 85% on division performance in order to appropriately balance the objectives established for the divisions these executives manage while still providing meaningful incentives for their contributions to the success of overall corporate performance objectives. Despite the enormous challenges resulting from the pandemic, a few of our individual business units within our divisions achieved business performance results that triggered incentive payouts under the MIP, although no such awards were earned by our named executive officers based on their overall Division results.

Principles of our Executive Compensation Program

Our compensation program is designed around the following principles:

●	Executive compensation is performance-based. Our executive compensation program closely links a substantial portion of an executive’s compensation with Company financial performance targets and achievement of individual objectives. We encourage pay for performance with a short-term management incentive program (MIP) that provides for cash payments based on achievement of financial, operational and strategic goals. Annual MIP awards are calculated based on a formula that is weighted 75% to business results and 25% to performance against individual objectives. Our long-term incentive plan (LTIP) awards are predominantly performance-based, with 60% of long-term incentive compensation tied to the achievement of financial performance objectives over a three-year period.
●	Performance metrics are designed to promote achievement of stretch objectives but not to incentivize undue risk-taking by our executive management team. The performance metrics in our incentive compensation plans are designed to create incentives to drive our key business strategies in our Elevate strategic plan. The performance metrics are intended to correlate with enterprise value growth and earnings growth.

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●	Long-term compensation incentives represent a significant portion of executive compensation. At-risk long-term compensation in the form of equity-based LTIP grants, 60% of which are contingent on financial performance metrics over a three-year period, along with stock ownership guidelines, align the interests of our named executive officers with our stockholders and provide proper motivation for enhancing both short-term and long-term stockholder value.
●	Compensation opportunities are competitive. We seek to provide competitive compensation opportunities that attract and retain talented people. We target the 50th percentile or median level of the market for all elements of compensation with the possibility of above market short-term incentive and long-term incentive payments for outstanding performance. We target above the 50th percentile in select cases on key elements of compensation where appropriate based on individual experience, impact and performance.

The following table illustrates what we do and what we do not do, consistent with our executive compensation principles:

WHAT WE DO

√	High percentage of executive compensation is tied to performance with caps on all incentive plan payouts.
√	Performance metrics are designed to promote achievement of stretch objectives and alignment with value creation.
√

We target the 50th percentile or median level of the market for all elements of executive officer compensation against an appropriate peer group, and in select cases we target above the 50th percentile where appropriate based on individual experience, impact and performance.

√	Each of our executive officers is required to comply with stock ownership guidelines requiring a meaningful investment in the Company’s long-term prospects.
√

Our compensation programs give our Compensation Committee the right to “claw back” awards to our executive officers in the event of conduct prejudicial to the Company or a restatement of our financial results.

WHAT WE DON’T DO

x	Our executive severance agreements do not include excise tax gross-up provisions.
x	Our executive severance agreements do not provide single-trigger change-in-control severance benefits.
x	Our incentive programs do not encourage excessive risk taking.
x	We do not allow our directors, executive officers or other employees to engage in any hedging or pledging transactions involving Company securities.
x	We do not allow re-pricing of stock option awards without stockholder approval.
x	Our incentive programs do not make payouts based on financial metric results below threshold level performance.
x	We do not grant excessive perquisites to executives.

In addition to direct compensation in the form of base salaries, short-term incentive cash awards and long-term equity awards, we provide various forms of indirect compensation. Each of our named executive officers is eligible for severance and change-in-control payments upon termination in certain circumstances. These agreements are designed to ensure we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event. We also provide retirement benefits (primarily via defined contribution plans) and a limited number of perquisites to our named executive officers. All of these program designs are periodically reviewed against our peer group practices by our Compensation Committee with the assistance of the Committee’s independent compensation consultant. In 2019, we entered into an employment agreement with our former Chief Executive Officer. None of our other named executive officers has an employment contract.

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Compensation Setting Process

Our Compensation Committee makes all final compensation decisions regarding our named executive officers. Each of our compensation plans and agreements for executive officers was reviewed and approved by our Compensation Committee. All of the members of our Compensation Committee are independent directors as defined by the listing requirements of the New York Stock Exchange. Under its charter, our Compensation Committee has the authority to engage the services of outside consultants, experts and others to assist the committee’s fulfillment of its responsibilities. In 2020, the Compensation Committee engaged Meridian, an independent compensation consultant, to provide expertise on pay philosophy, prevailing market practices and relevant regulatory mandates and to assist the Committee’s efforts to make compensation decisions that were aligned with the interests of our stockholders. Our Chief Executive Officer and our Executive Vice President, Human Resources also provide input on compensation programs and policies and our Chief Executive Officer makes recommendations to the Compensation Committee with regard to compensation for our named executive officers that report to him.

Allocation of Pay Between Short- and Long-Term

Our compensation programs are designed in a manner that provides incentives to our named executive officers to achieve short- and long-term financial, operating and strategic objectives. To foster a long-term view among our executive officers (i.e., longer than twelve months), our compensation programs provide longer term incentives in the form of equity incentive compensation with a three-year vesting requirement and a variable performance-based component. The ultimate value of these long-term incentives on vesting to an executive depends upon our financial performance over a three-year period and on the market value of the equity after the end of the vesting period. That value is largely dependent upon our Company’s future performance and market dynamics.

As shown in the charts below, 59% of the target compensation of our former Chief Executive Officer and, on average, 47% of the target compensation of our other named executive officers was linked to short-term and long-term performance-based incentives for 2020. An additional 26% of our former Chief Executive Officer’s target compensation, and 18% (on average) of our other named executive officers’ target compensation consist of time-based LTIP awards that are tied to the value of our Common Stock at the end of a three-year vesting period. Time-based LTIP awards are at risk of forfeiture until the vesting date. These equity grants, in combination with the three-year performance period and our executive stock ownership requirements, reflects the program’s goals of rewarding our named executive officers for long-term performance — which aligns the interests of our named executive officers with the interests of our stockholders. In total, and as noted below, 85% of our Chief Executive Officer’s target compensation, and 65% of the target compensation of our other named executive officers, is “at-risk” compensation.

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The information below for our CEO in the chart titled “2020 CEO Target Compensation Mix” reflects the fiscal 2020 target compensation established for Mr. Giacomini (our former Chief Executive Officer), who separated employment from the Company at the end of the third quarter of the year. For Mr. Deck, who succeeded Mr. Giacomini as Chief Executive Officer, the Compensation Committee established a target compensation for fiscal 2021 of 56% performance-based incentives, and 80% at-risk pay. The target compensation for Mr. Deck in fiscal 2021 will be $4,200,000 (consisting of $850,000 base salary, $850,000 target annual incentive, and $2,500,000 in target long-term incentive), a 24% decrease from Mr. Giacomini’s 2020 target compensation.

2020 CEO Target Compensation Mix (1)	2020 Other NEO Compensation Mix (2)

(1)	The base salary component of Mr. Giacomini’s target compensation reflects the salary actually paid to him through his last day of employment and annualized based on his annual rate of $930,000.
(2)	The target compensation for our other NEOs (a) includes the target compensation established for Mr. Deck at the beginning of the year as in his role as CFO; (b) excludes the special equity award and cash bonus Mr. Deck received in December connection with his appointment as President and CEO; and (c) excludes Mr. Meister, who was appointed to his role as CFO in December.

The amounts shown above for “at-risk” compensation include MIP cash incentives based on target award levels and performance-based and time-based LTIP equity incentives based on grant date fair value. Those target award levels are also used in the calculation of percentages of total compensation.

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Competitive Positioning of NEO Compensation

Our compensation philosophy is to generally set total target compensation for our named executive officers near the 50th percentile of compensation for similar positions at peer group companies. In select cases we may target above the 50th percentile where appropriate based on individual experience, impact, and performance. For our named executive officers, total target compensation includes base pay, annual cash incentive compensation (MIP), and long-term incentives (LTIP) in the form of time and performance-based RSUs. We utilize comprehensive compensation surveys and proxy data to compare each element of pay and total target compensation for each of our named executive officers against compensation of comparable positions at peer companies. Each named executive officer’s total target compensation opportunity generally is designed to approximate target benchmark levels, with differences based on individual experience, impact and performance. The allocation between the elements of compensation — base pay, annual cash incentive compensation and long-term equity award value — may vary from the market in individual cases but is established in a way that keeps total target compensation consistent with the market.

When it determined 2020 compensation levels for our named executive officers in February 2020, the Compensation Committee utilized compensation survey data and publicly disclosed proxy data supplied to the Committee by its independent consultant, Meridian. The Compensation Committee reviews this external market benchmarking data to compare our executive officer compensation against executive officer compensation paid by a peer group of industrial manufacturing and service companies. This group includes companies that are of similar size and companies that are engaged in the food or transportation businesses that we believed we would compete with across some of our businesses for customers, suppliers, executive talent and, ultimately, investors, and which provides a representative sample for comparison of executive pay levels, design practices, and financial and stock performance.

The revenue of these companies ranged from $598 million to $3.46 billion as of 2019 fiscal year end, with a median of $2.01 billion. Although the companies included in the survey varied in revenue size and market capitalization, the survey utilized regression analysis to develop size-adjusted values for each element of compensation. The Compensation Committee reviews the peer group annually. For 2020 named executive officer compensation, the peer group consisted of the following 24 industrial companies, which was approved by the Compensation Committee after consulting with the Committee’s independent compensation consultant, Meridian.

AAR Corp. *	Kaman, Inc.
Applied Industrial Technologies, Inc.	The Middleby Corporation
Barnes Group	Moog Inc.
Briggs & Stratton Corporation *	Mueller Water Products, Inc.
Chart Industries, Inc.	Nordson Corporation
Crane Co.	Rexnord Corporation
Curtiss-Wright Corporation	Standex International Corporation *
Donaldson Company, Inc.	Tennant Company
EnPro Industries, Inc.	TriMas Corporation
Federal Signal Corporation	Valmont Industries, Inc.
Hillenbrand Inc.	Welbilt, Inc.
IDEX Corporation	Woodward, Inc.
*	These three companies were removed from the peer group as of August 2020 and replaced by ITT Inc., SPX Corporation, and SPX FLOW, Inc.

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Performance Metrics Used in our Incentive Compensation Plan

Incentive compensation awards to our named executive officers in 2020 were based on performance targets tied to our year-over-year growth in EBITDA, year-over-year improvements in EBITDA margin and AOWC, and our cumulative EPS and average ROIC over a three-year period. For the named executive officers with divisional responsibilities, the performance targets were tied to a blend of their divisions’ year-over-year improvement in EBITDA, EBITDA margin and AOWC and overall corporate performance on such measures.

A description of each of these metrics is as follows:

●	EBITDA is operating income plus depreciation and amortization. EBITDA growth is one of our primary internal performance measures designed to align incentive opportunities with our internal benchmark for generating operating cash flow.
●	EBITDA margin is operating income plus depreciation and amortization as a percentage of total revenue. We utilize EBITDA margin as a performance metric because it measures our ability to convert revenue into income.
●	Average operating working capital (AOWC) expresses the sum of our inventory (on a first-in-first-out basis) plus accounts receivable minus accounts payable minus advance payments as a percentage of our total revenue. We use AOWC to measure the efficiency of our business in managing working capital levels, since it measures the conversion cycle of working capital to cash.
●	Cumulative EPS is the sum of the most recent three years of after-tax earnings generated from continuing operations divided by the total number of our diluted shares of our outstanding Common Stock. As an incentive measure, we believe that linking sustained EPS growth to compensation helps us drive our executive officers to improve overall earnings.
●	Average operating ROIC takes a three-year average of the sum of our net income and after-tax net interest (or tax impacted EBIT) as a percentage of our average invested capital. Our average invested capital is the average month end sum of debt (net of cash equivalents) and equity (adjusted for accumulated other comprehensive pension income (or loss)). We utilize average operating ROIC as a performance metric because it measures how efficiently and effectively we use capital to generate profits.

Since our financial performance metrics are based on year-over-year improvements as well as cumulative or average improvements over a three-year period, we preserve flexibility to adjust certain of these measures, when approved by our Compensation Committee, to account for the cumulative effect of unusual or non-recurring items, such as changes in tax law or accounting principles, charges relating to restructuring our businesses, significant acquisitions and divestitures, and foreign exchange movements. To set our 2020 targets, for purposes of making year over year comparisons we used our 2019 results as the 2020 baseline. In the determination of our 2020 results for the performance-based incentive compensation awards, the Compensation Committee approved certain adjustments to account for unusual and non-recurring items. With respect to short-term performance metrics, we excluded the financial impact of restructuring charges (not including impairment), pension expense other than service cost, M&A related costs, and executive management succession costs. For long-term performance metrics, we excluded restructuring charges (not including impairment) and executive management succession costs.

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Components of Compensation Program

The following table presents in summary form each of the components of our named executive officer’s compensation for 2020 and briefly describes the purpose and characteristics of each of these components.

Component	Purpose	Characteristics
Base Salary	Salary for level of responsibility, experience and sustained individual performance.

Fixed cash component targeted at our peer group median (size adjusted); base salary can vary from market due to individual performance, contribution, experience, time in position and internal equity considerations.

Management Incentive Plan (“MIP”) Awards	Focus management on achievement of financial performance metrics and objectives important to the success of their divisions (as applicable) and our overall performance.

A target MIP award is designed to provide peer group median cash compensation opportunities (size adjusted) when combined with base salary; significantly exceeding targets allows achievement of above median cash compensation compared with peers.

75% is based on business performance measures (“BPI”).

25% is based on personal performance measures (“PPI”).

Long-Term Incentive Plan (“LTIP”) Awards	Aligns with our long-term strategic plan, focuses management on the achievement of important performance metrics and provides a retention incentive.

A target LTIP award is designed to provide competitive total compensation compared to our peer group when combined with base salary and target MIP award.

Delivered through performance-based RSUs (60%) and time-based RSUs (40%).

Ultimate value depends on our performance against pre-established financial goals measured over a three-year period, and our stock price at the end of a three-year vesting period.

Perquisites/ Health Wellness Incentives	Provides executive with a limited amount of selected benefits commensurate with those provided to executives at peer group companies.	Benefits which personally benefit an employee, are not related to job performance, and are available to a limited group of employees.

Retirement Benefits	Provide an appropriate level of income upon retirement.

U.S. retirement benefits under a tax-qualified defined contribution plan (401(k) plan) and a non-qualified defined contribution plan.

Additional U.S. retirement benefits for one of our long tenured executive officers through a defined benefit pension plan and a related supplemental executive retirement plan (both frozen as of December 31, 2009).

Potential Payments Upon Change-in-Control	Encourages executives to operate in the best interests of stockholders in the event of a change-in-control	Contingent in nature; payable only if an executive officer’s employment is terminated or adversely impacted as specified under the change-in-control provisions of various plans

Other Potential Post-Employment Payments	Potential payments under scenarios of death, disability, retirement, termination without cause.	Contingent in nature; payable only if executive officer’s employment is terminated under the arrangements of various plans.

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Base Salary

The Compensation Committee reviews competitive market data provided by its independent consultant, Meridian, in its process of determining the appropriate base salary for each executive officer. The base salaries are established relative to the market data based on the particular experience, contribution, and proficiency of each executive officer in their role.

We emphasize performance-based compensation for our named executive officers, therefore we generally provide only modest annual increases in base salary, unless an executive’s base salary is significantly lower than the comparable executive compensation market data provided by Meridian. The Compensation Committee in February of 2020 reviewed the base salaries of the named executive officers relative to the market information provided by Meridian for their respective positions based on their experience, proficiency and contribution, and accordingly approved merit increases for named executive officers ranging from 3% to 9%.

As noted above in “Compensation Actions in Response to COVID-19”, the salary increases for the named executive officers were cancelled prior to taking effect. Beginning in April of 2020, we implemented base salary reductions of 20% for Mr. Giacomini, 15% for Mr. Deck, and 10% for the other named executive officers, until July of 2020. Mr. Burdakin voluntarily continued a salary reduction of 5% until October 2020, in consideration of the pandemic’s impact on the airline industry and the Company’s AeroTech division.

Annual Cash Incentive Compensation

Our annual cash management incentive compensation plan (“MIP”) component of our Incentive Compensation Plan is a variable cash-based incentive plan designed to focus management on performance factors important to our overall performance and to the continued success of our business units.

Payout Opportunity

Target percentage amounts for annual MIP awards are based on survey market data and peer company proxy statements. The Compensation Committee set the annual MIP award target percentages (expressed as percentage of base salary) for each of our named executive officers in 2020. The highest percentage, 130%, was for Mr. Giacomini and our other named executive officers had MIP target percentages ranging from 40% to 75% of base salary. Mr. Deck’s target percentage for the annual MIP incentive remained at 75% for 2020 and based on his annual salary of $515,000 as in effect prior to his becoming Interim President and Chief Executive Officer. Similarly, Mr. Meister’s target percentage for the annual MIP incentive remained at 40% for 2020 and based on his annual salary of $290,000 as in effect prior to him becoming Interim Chief Financial Officer.

Performance Measures and Weight

For 2020, our annual MIP opportunity was weighted primarily toward business performance (75%), referred to as the “BPI” component, and secondarily to individual performance (25%), referred to as the “PPI” component. Our Compensation Committee reviews and approves BPI targets for our MIP award program annually utilizing measures it believes correlate highly to enterprise value growth and total stockholder returns. For MIP awards for all of our named executive officers in 2020, we utilized year-over-year growth in EBITDA and year-over-year improvement in EBITDA margin and AOWC, with variations in weighting designed to address specific areas of focus within different divisions. In order to promote focus on cash flow in response to impact of the COVID-19 pandemic we elected to put in place a payout trigger threshold that required 90% of the established EBITDA target to be achieved in order for a payout to be made on any metric of the BPI component of the MIP.

●	For our named executive officers employed in corporate and FoodTech division roles (Messrs. Giacomini, Deck, Meister, Sternlieb, and Fernandez), EBITDA was weighted at 50% of the total BPI component, with EBITDA margin and AOWC each weighted at 25%.
●	For our named executive officer employed in our AeroTech division (Mr. Burdakin), EBITDA was weighted at 40% of the total BPI component, with EBITDA margin weighted 25% and AOWC weighted at 35%.

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Annual MIP award opportunities for our named executive officers who had division management responsibilities also utilized division MIP targets for EBITDA, EBITDA margin and AOWC, with variations in corporate target weighting relative to specific corporate level responsibilities.

●	For Mr. Burdakin, business performance against corporate BPI targets was weighted 30% and against division BPI targets was weighted 70%.
●	For Mr. Sternlieb, business performance against corporate BPI targets was weighted 15%, against FoodTech BPI targets was weighted 15%, and against Protein business BPI targets was weighted 70%.
●	For Mr. Fernandez, business performance against corporate BPI targets was weighted 15%, against FoodTech BPI targets was weighted 15%, and against Liquid Foods business BPI targets was weighted 70%.

The Compensation Committee established a range from “0.00” (at or below threshold) to “2.50” (performance far in excess of plan) for performance against each of these measures. Achievement of target performance for any metric would result in a “1.00” BPI rating. There was a minimum level for each measure below which a participant receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, would not generate more than 250% of the BPI portion of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be awarded. The performance achieved on each measure is added together and divided by the number of measures to determine the actual percentage payout of the target award amount.

The following charts provide the performance curves for the corporate BPI targets for 2020:

The slope of each of the curves reflects the Compensation Committee’s desire to reward above-target performance. As performance increases from threshold to target, the awards increase, and when performance exceeds the target level of performance, awards increase more rapidly.

Determination of BPI Payout

Messrs. Deck and Meister received a corporate-wide BPI rating which was based on our consolidated results. Messrs. Burdakin, Sternlieb, and Fernandez have division management roles, and for 2020 their BPI rating was based in part on consolidated results and in part on the results of the divisions in which they served.

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For 2020 MIP awards, the following table shows the overall Company and division performance measures used for BPI and our performance against each of these performance measures (adjusted in the manner described under “Performance Metrics Used in our Incentive Compensation Plans” above).

Overall Company Performance Measures
	0% Payout of	100% Payout of	250% Payout	2020		BPI
	Target BPI	Target BPI	of Target BPI	Performance	Weight	Payout
EBITDA	$297.8	$317.8	$344.8	$257.6	50%	0.00
EBITDA Margin*	14.9%	15.7%	16.9%	14.9%	25%	0.06
AOWC	16.5%	15.5%	14.0%	19.6%	25%	0.00
Total BPI Rating						0.00

FoodTech Division Performance Measures
	0% Payout of	100% Payout of	250% Payout	2020		BPI
	Target BPI	Target BPI	of Target BPI	Performance	Weight	Payout
EBITDA	$261.3	$278.3	$300.8	$235.9	50%	0.00
EBITDA Margin*	19.0%	20.0%	21.2%	19.1%	25%	0.09
AOWC	12.7%	11.9%	10.7%	14.4%	25%	0.00
Total BPI Rating						0.00

AeroTech Division Performance Measures
	0% Payout of	100% Payout of	250% Payout	2020		BPI
	Target BPI	Target BPI	of Target BPI	Performance	Weight	Payout
EBITDA	$84.2	$91.0	$99.0	$58.4	40%	0.00
EBITDA Margin	13.6%	14.5%	15.6%	11.8%	25%	0.00
AOWC	27.7%	26.1%	24.0%	33.6%	35%	0.00
Total BPI Rating						0.00
*

Although the results for EBITDA Margin were slightly above threshold for our FoodTech division and overall Company performance, the Total BPI rating was “0” since we did not achieve the 90% of EBITDA target payout trigger.

Our performance with respect to financial performance measures was below threshold target levels for the Company overall as well as the divisions managed by Messrs. Burdakin, Sternlieb, and Fernandez. As a result, the 75% BPI portion of MIP awards based on these performance metrics paid out at 0% of the target award amounts for each of our named executive officers.

Determination of PPI Payout

The PPI rating is based on the achievement by an executive officer of personal performance objectives. A broad range of factors, quantitative and qualitative in nature, may be considered in this PPI rating assessment, including corporate and operations level cost control, strategic initiatives, operational objectives regarding market development and growth, margin improvement and revenue growth as well as objectives relating to restructuring, integration and safety. These objectives differ from those utilized to determine performance ratings for establishing an executive officer’s base salary described above under “Components of Compensation Program — Base Salary.”

Our Chief Executive Officer provided the Compensation Committee his recommendation with respect to the PPI ratings for the performance of individual objectives for each of the other named executive officers. For our Chief Executive Officer, the Compensation Committee solicits feedback from the independent directors, evaluates his performance in executive session, and uses that assessment to recommend his PPI rating to the independent directors. In determining our Chief Executive Officer’s individual performance PPI rating, the independent directors evaluated his performance on a variety of objectives tied to:

●	Culture and Values;
●	JBT Strategy and Deployment;
●	Response to the myriad challenges related to COVID-19;
●	JBT Operational Improvement Framework and Execution; and
●	Succession Planning

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Excluding Mr. Giacomini, who left the Company in September, each of our named executive officers received a PPI rating of 2.0 for 2020. The PPI ratings for fiscal year 2020 reflected the Compensation Committee’s recognition of our named executive officers’ extraordinary contributions in managing business operations during a period of substantial uncertainty and positioning the Company for a strong recovery and future growth. On average, the PPI portion of the annual MIP award compensation represents less than 9% of the total compensation paid to our named executive officers (as set forth in the Summary Compensation Table below).

Calculation of Total MIP Payout

To illustrate how the annual MIP awards are determined under our compensation programs, making the assumption that an executive officer has a base salary of $400,000, a 60% target, a BPI rating of 25% and a PPI rating of 175%, the executive officer’s annual MIP compensation payment would be calculated in the following manner:

BPI
$400,000 (base salary) x .60 (target) x .75 (BPI weighting) x 25% (Corporate BPI achievement)	$45,000
PPI
$400,000 (base salary) x .60 (target) x .25 (PPI weighting) x 175% (Individual PPI rating)	$105,000
Total MIP Award Compensation:	$150,000

The following table sets forth the potential MIP awards for 2020 at threshold, target and maximum performance levels for our named executive officers, and their actual MIP payouts driven by our overall financial performance in 2020.

	Target MIP					Actual MIP
	Award as a					Payout as a
	% of	MIP Award Opportunity			Actual MIP	% of
Name	Base Salary	Threshold	Target	Maximum	Payout	Target
Brian A. Deck	75%	$0	$386,250	$917,344	$193,125	50%
Thomas W. Giacomini (1)	130%	$0	$1,209,000	$2,871,375	—	—
Matthew J. Meister	40%	$0	$116,000	$275,500	$58,000	50%
David C. Burdakin	55%	$0	$233,750	$555,156	$116,875	50%
Paul E. Sternlieb	60%	$0	$261,000	$619,875	$130,500	50%
Carlos Fernandez	60%	$0	$234,000	$555,750	$117,000	50%

1)	Under the terms of his separation agreement, Mr. Giacomini received a severance payment that included a prorated target annual cash incentive and is reflected in the Summary Compensation Table under “All Other Compensation.”

Long-Term Incentive Compensation

By providing our named executive officers with significant compensation opportunities in the form of long-term equity awards under the LTIP, we intend to ensure that a significant portion of our named executive officers’ total target compensation remains at risk and continues to be tied to the creation of value for our stockholders. To date, our LTIP awards have included two or more of the following types of awards: (i) performance-based RSUs, which are tied to the achievement of Company financial goals, (ii) time-based RSUs, which provide executives with an equity stake in our Company, and (iii) performance-based cash awards, which provides a future cash payment opportunity tied to the achievement of Company financial goals. The Compensation Committee reviews annually the use of performance-based cash awards in long-term incentive compensation, considering, among other things, the available shares under the Incentive Compensation Plan and the extent to which equity awards may dilute existing stockholders. Accordingly, the use of performance-based cash awards may vary from year to year; however, the Compensation Committee has a preference for performance-based equity awards due to the closer alignment of equity incentive awards with stockholder value creation. All LTIP awards made in 2020 were stock-based awards. Each of these awards provide a retention incentive for our named executive officers because they are subject to vesting requirements and are not paid out until the end of a three-year service period. In addition, these awards provide our named executive officers the opportunity to realize financial rewards if our stock price appreciates over the long term.

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Earned Payout of 2018 – 2020 Performance RSUs

The three-year performance period for the performance RSUs granted in 2018 ended on December 31, 2020. The table below sets forth the measures (adjusted to exclude certain unusual and non-recurring items in the manner described under “Performance Metrics Used in our Incentive Compensation Plan” above), the potential payouts and the level of achievement of the measures for the 2018 – 2020 performance RSUs granted to our named executive officers.

2018 – 2020 Performance Period

Performance Measures	0% Payout of Target Grant	100% Payout of Target Grant	200% Payout of Target Grant	2018-2020 Performance	2018-2020 Performance as a Percentage of Target
3 Year Cumulative EPS	$9.29	$11.27	$14.75	$11.23	98%
3 Year Average ROIC	11.0%	14.0%	17.0%	11.5%	26%
Earned Payout					76%

We achieved cumulative EPS of $11.23 over the three-year performance period, which represents 98% of our goal for cumulative EPS, and 11.5% average ROIC over the three-year performance period, which represents 26% of our goal for average ROIC. The cumulative EPS measure is weighted 70% and the average ROIC measure is weighted 30%. As a result, the performance RSUs for the 2018 – 2020 performance period were earned at 76% of target.

The following table sets forth the target and maximum opportunities and the actual earned shares under the performance RSUs granted to each of our named executive officers in 2018 (with the exception of Mr. Giacomini, who separated from the company in September of 2020, and Mr. Meister, who was hired in May of 2019). The earned shares will be distributed to our named executive officers on April 1, 2021, subject to their continued employment through that date:

	LTIP Award Opportunity		2018-2020 Performance RSUs
Name	Target Number of Shares	Maximum Number of Shares	% of Target Earned	Number of Shares Earned
Brian A. Deck	3,258	6,516	76%	2,476
David C. Burdakin	2,155	4,310	76%	1,638
Paul E. Sternlieb	2,005	4,010	76%	1,524
Carlos Fernandez	2,005	4,010	76%	1,524

Determination of 2020 LTIP Award Size and Mix

To determine the appropriate amount of LTIP awards for our named executive officers, we target the median level of the market for long-term incentive awards, with the possibility of above market awards for experience, outstanding performance, and impact. We also consider internal equity and relative contribution among our named executive officers and make adjustments when appropriate. Using these guidelines, the Compensation Committee sets a target economic value for each named executive officer’s LTIP award. In determining the mix of awards, the Compensation Committee considers key business priorities, peer group practices, potential stockholder dilution from equity plans and the usage of shares available under the Incentive Compensation Plan.

In 2020, the LTIP awards included two equity components: 60% was a performance-based RSU award and 40% was a time-based RSU award. To determine the number of shares for these equity-based LTIP awards, we divide the target economic value of the equity component by the closing share price of our Common Stock on the grant date. The grant date was the day the Compensation Committee met to approve the target values for 2020 LTIP awards for executive officers in February 2020.

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The following table sets forth the target and maximum opportunities for the performance-based RSU awards, as well as the time-based RSU awards, granted to each of our named executive officers in 2020. The actual payout of the performance-based RSU awards will be determined after the completion of the three-year performance period on December 31, 2022.

		Performance-based RSU
Name	Time-based RSU	Target	Maximum	Total Opportunity
Brian A. Deck (1)	7,758	5,427	10,854	18,612
Thomas W. Giacomini	14,472	21,709	43,418	57,890
Matthew J. Meister	503	754	1,508	2,011
David C. Burdakin	1,829	2,744	5,488	7,317
Paul E. Sternlieb	2,010	3,015	6,030	8,040
Carlos Fernandez	1,809	2,714	5,428	7,237
1)	The number of time-based RSUs for Mr. Deck includes the award granted in connection with his appointment as President and Chief Executive Officer described below under “Discretionary Awards.”

Vesting of 2020 LTIP Awards

The ultimate realizable amount of 60% of the LTIP awards (the performance-based award) granted to our named executive officers in 2020 will depend upon our achievement against specific performance metrics set by the Compensation Committee in February 2020 for the three year period ending on December 31, 2022. The percentage of the total performance-based RSU award that will be earned will be determined after the end of the three-year performance period and the payment is subject to service-based vesting requirements. This three-year performance period puts a meaningful portion of each of our named executive officer’s targeted LTIP award at risk. The other 40% of the LTIP awards granted to our named executive officers will be earned if the named executive officer completes a three-year service-based vesting requirement.

Following satisfaction of the performance conditions and completion of the vesting period, the executive receives ownership and voting rights of the shares of Common Stock underlying the LTIP award. The RSU awards have dividend equivalent rights subject to the same performance and vesting requirements as the underlying RSUs. The dividend equivalent rights are subject to forfeiture to the same extent as the underlying RSUs if performance and/or vesting conditions are not met. Vesting periods are utilized both as a retention incentive and as a means to align incentives with long-term value creation for stockholders.

Performance-Based LTIP Awards Granted in 2020

For performance-based LTIP awards granted in 2020, the performance goals consisted of measures for cumulative EPS growth and average ROIC over a three-year period. The Compensation Committee established a range from “0.00” (at or below threshold) to “2.00” (performance far in excess of plan) for performance against each of these measures. Achievement of target performance for any metric would result in a “1.00” rating. There was a minimum level for each measure below which a participant receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, would not generate more than 200% of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be earned. The cumulative EPS measure is weighted 70%, and the average ROIC measure is weighted 30%, and the two weighted measures are added together to determine the actual percentage payout of the target award amount. The performance period for these measures is three years.

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The following charts provide the performance curves for the two metrics for performance-based RSU awards granted in 2020:

Performance Goals and Potential Payouts for 2019 – 2021 Performance RSUs and 2020 – 2022 Performance RSUs

We have granted performance-based equity awards with a performance period of three years since 2015, and, as a result, we have overlapping performance periods with two additional performance cycles currently in progress. The table below sets forth the measures (adjusted in the manner described under “Performance Metrics Used in our Incentive Compensation Plans” above) and the potential payouts for the 2019 – 2021 and 2020 – 2022 performance RSU awards to our named executive officers. The cumulative EPS measure is weighted 70% and the average ROIC measure is weighted 30%. The payout of the performance RSUs granted in 2019 will not be determinable until after the performance period is completed on December 31, 2021, and the payout of the performance RSUs granted in 2020 will not be determinable under after the performance period is completed on December 31, 2022.

2019 – 2021 Performance Period

	0% Payout of	100% Payout of	200% Payout of
Performance Measures	Target Grant	Target Grant	Target Grant
3 Year Cumulative EPS	$12.46	$14.59	$18.36
3 Year Average ROIC	10.0%	13.0%	16.0%

2020 – 2022 Performance Period

	0% Payout of	100% Payout of	200% Payout of
Performance Measures	Target Grant	Target Grant	Target Grant
3 Year Cumulative EPS	$13.62	$15.92	$19.83
3 Year Average ROIC	9.1%	12.1%	15.1%

Discretionary Awards

In addition to our annual incentive compensation awards, our Compensation Committee may make discretionary awards under special circumstances, including exceptional contributions not recognized by the metrics set for our MIP and LTIP awards, new hire “sign-on” bonuses, awards upon promotion and retention awards. In 2020, Mr. Deck received a $500,000 cash bonus and a time-based restricted stock unit award with a fair market value of $500,000 that will vest in 2021. The Compensation Committee awarded this additional compensation in connection with his appointment as President and Chief Executive Officer and his strong performance during this period, and in recognition of the fact that Mr. Deck’s target MIP bonus percentage for 2020 and his 2020 long-term incentive plan (“LTIP”) award amounts were not adjusted to take into account his elevation into the Interim President and Chief Executive Officer role in June 2020.

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Employment Agreement with Chief Executive Officer

In 2019, we entered into an employment agreement with Mr. Giacomini, our Chairman, President and Chief Executive Officer. The employment agreement provided that Mr. Giacomini would continue to serve as our President and Chief Executive Officer for a five-year term, followed by renewals for successive one-year renewal terms thereafter by mutual agreement.

The compensation provided to Mr. Giacomini under the employment agreement included: (1) an annual base salary of $930,000, subject to annual review for potential increase, (2) participation in our annual management incentive compensation plan with a target of at least 120% of base salary, which could be increased from time to time by the Compensation Committee, (3) eligibility for grants or awards under our long-term incentive compensation program, (4) participation in our savings and retirement plans (other than our frozen pension plans), (5) participation in our welfare benefit plans and fringe benefit programs, including a financial counseling allowance, (6) vacation of no less than four weeks per year and (7) reimbursement of legal fees incurred in connection with the review of the employment agreement.

In connection with his entry into the employment agreement, Mr. Giacomini entered into a Confidential Information, Non-Competition, Non-Solicitation and Inventions Agreement with us (the “Restrictive Covenants Agreement”). The Restrictive Covenants Agreement included covenants concerning non-disclosure of confidential information, non-competition, non-solicitation and invention assignment that would apply during Mr. Giacomini’s employment and for 24 months thereafter.

Mr. Giacomini’s employment agreement provided for severance benefits in the event of a qualifying termination. See “—Change-in-Control Benefits” and “General Executive Severance Benefits” and “Impact of Retirement on Outstanding LTIP Awards.”

Separation Agreement with Mr. Giacomini

In connection with his resignation, on September 25, 2020, Mr. Giacomini entered into a Transition, Separation, and General Release Agreement (the “Separation Agreement”) with the Company. Pursuant to the Separation Agreement, the Company agreed to provide Mr. Giacomini with (i) a cash payment of $5,200,149 reflecting the severance benefits payable under his employment agreement (consisting of two times base salary and target annual cash incentive, prorated target annual cash incentive, and welfare benefit) and (ii) a cash payment equal to the value of 13,395 shares of the Company’s common stock based on a per share value equal to the closing price of the common stock on October 1, 2020 (representing equity awards granted in 2018 and scheduled to vest in 2021 based on the forecasted performance). All other outstanding equity awards held by Mr. Giacomini at the time of his separation were forfeited. The value of the separation payment, which was paid to Mr. Giacomini’s estate, is set forth below in the Summary Compensation table under “All Other Compensation.”

Securities Trading Policy

Our insider trading policy prohibits our directors, executive officers and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, our insider trading policy prohibits our directors, executive officers and other employees from engaging in any transaction involving arrangements to hold our securities in a margin account or pledging them as collateral.

Claw-Back Policy

Our Incentive Compensation Plan gives our Compensation Committee the discretion to “claw-back” or cancel all or a portion of outstanding awards in the event of misconduct prejudicial to the Company or in the event a restatement of our financial results from a prior period, whether as a result of errors, omissions or fraud, results in a prior award’s performance measures no longer being satisfied, or at a different level. This provides the Compensation Committee with the authority to cancel all or a portion of any outstanding awards,

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whether or not vested or deferred, or to require an executive officer to repay any gain realized or payment received upon the exercise or payment of a prior award.

In September 2019, our Compensation Committee adopted the John Bean Technologies Corporation Clawback Policy. Under this policy, in the event that the Company is required to make an accounting restatement to correct an error that is material to previously issued financial statements due to (i) material noncompliance with any financial reporting requirement under the U.S. federal securities laws or (ii) errors, omissions or fraud, the Compensation Committee may take such action as it deems appropriate to recover from an executive officer any or all of the excess incentive compensation that the executive officer was awarded, whether or not the executive officer engaged in misconduct that caused the need for a restatement. In addition, in the event of an executive officer’s serious misconduct, the Compensation Committee may take such action as it deems appropriate to recover from the executive officer gains realized or payments received pursuant to incentive plan awards.

“Serious misconduct” for this purpose means any action, failure to act or conduct which would constitute “cause” or a “disqualifying event” under an employment, severance or similar agreement with the Company or an incentive plan, severance plan or similar plan in which the executive officer participates, or any activity that is in competition with the Company’s business or material breach of any confidentiality or restrictive covenant obligations. “Excess incentive compensation” for this purpose means the amount of incentive compensation in excess of what would have been awarded to the executive officer under the circumstances reflected by the restatement. Incentive compensation covered by the clawback policy includes any cash, equity or equity-based compensation, payment or award under any incentive plan, that was granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure and deemed to be received by an executive officer during the 36-month period preceding the date on which the Company is required to make the restatement, or the 12-month period preceding the serious misconduct. Any right to recoupment under the clawback policy is in addition to, and not in lieu of, other rights of recoupment available to the Company.

Our clawback policy is periodically reviewed against market best practices by the Compensation Committee, with the assistance of its independent compensation consultant, Meridian.

Option Repricing Prohibition

Our Incentive Compensation Plan expressly prohibits lowering of the exercise price of any option or stock appreciation right after issuance under the Incentive Compensation Plan, or cancelling any option or stock appreciation right when its exercise price exceeds the fair market value of a share of our common stock in exchange for cash or another award under the Incentive Compensation Plan (except with respect to certain change-in-control transactions). The Incentive Compensation Plan also prohibits taking any other action with respect to an option or stock appreciation right issued under the Incentive Compensation Plan that would be treated as a repricing under the rules of the New York Stock Exchange without approval of our stockholders.

Impact of Section 162(m) of the Internal Revenue Code on Executive Compensation

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax deductibility. Section 162(m) of the Internal Revenue Code limits the amount of the tax deduction public companies may take for compensation paid to certain covered employees, generally including named executive officers, to $1 million in any year per person. While the Committee considers the tax deductibility of compensation as one of many factors, the Committee believes the Company’s interests are best served by not restricting the Committee’s discretion and flexibility to structure compensation programs that provide the named executive officers with competitive incentives to motivate and retain them, as well as reward extraordinary contributions. Achieving these objectives may necessitate paying compensation that in certain cases is not deductible for federal income tax purposes.

Pension Plans

A longer-term element of compensation for one of our named executive officers, Mr. Fernandez, has been an Internal Revenue Service qualified defined benefit plan (the “Pension Plan”) that provides income replacement retirement benefits. At the time of our spin-off from FMC Technologies, Inc. in 2008, we

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maintained the benefits package offered by our former parent company but we subsequently decided to freeze the Pension Plan effective December 31, 2009. Benefits earned as of that date were frozen; while no additional benefits will accrue for any of our U.S.-based non-bargaining unit production personnel, the benefit earned through that date will be paid when the employee retires. All employees can continue to earn service for vesting purposes and for eligibility for early retirement benefits. The pension freeze also impacts our non-qualified defined benefit plan (the “Non-Qualified Pension Plan”) described below.

The Pension Plan utilizes the same benefit calculation formula for our named executive officer covered by such plan as is used for non-bargaining unit production personnel and administrative and technical staff. One of our named executive officers, Mr. Fernandez, has accrued pension benefits under the pension plans as a result of his tenure with our predecessor, FMC Technologies, Inc. and its predecessor, FMC Corporation. None of the other named executive officers has accrued benefits under the pension plans.

Savings Plans

Most of our United States-based employees, including our named executive officers, are eligible to participate in our tax-qualified savings and investment plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the Internal Revenue Service compensation limit for highly compensated employees can contribute between 0% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and the plan limits, and employees not considered highly compensated under Internal Revenue Service regulations can also contribute up to 75% of base pay and eligible incentives. In order to maintain a competitive benefit package that will attract and retain employees, we match 150% of the first 1% of each employee’s contributions and 100% of employee contributions between 1% and 6% of pay, for a total matching contribution of up to 6.5% of pay.

Our named executive officers are also eligible to participate in a pre-tax non-qualified defined contribution plan (the “Non-Qualified Savings Plan”), which provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. For a description of the Non-Qualified Savings Plan, please see “Non-Qualified Deferred Compensation Table for Fiscal Year 2020.”

Change-in-Control Benefits

We had an employment agreement with Mr. Giacomini prior to his resignation, and we maintain executive severance agreements with each of our other named executive officers that provide them with compensation under certain circumstances in the event of a change-in-control in our ownership or management. The payments generally are based on a multiple of the named executive officer’s base salary and annual short-term incentive and are subject to “double-trigger” conditions, requiring both a “change of control” event and an adverse change in the executive’s employment. The agreements do not include excise tax gross-up provisions. All of our change-in-control agreements condition continuing availability of benefits on compliance with non-compete and non-solicitation provisions. These agreements are designed to ensure that we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event. See “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payments Upon Change-in-Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable under the named executive officers’ executive severance agreements are comparable to benefits for which executives in similar positions at peer companies are eligible under their change-in-control agreements. The competitive nature of these benefits is reviewed and analyzed periodically by our Compensation Committee with the assistance of the Committee’s independent compensation consultant.

Unvested RSUs will vest after the occurrence of a change-in-control only if the RSUs are not assumed by the successor on the effective date of such transaction, the executive officer’s position is terminated within a period of twenty-four months, or the executive’s responsibilities, salary or location are

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significantly changed. Outstanding performance-based LTIP awards that vest under these circumstances prior to the completion of the performance period will be paid at 100% of the target award within 70 days. Please see “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payments Upon Change-in-Control.”

General Executive Severance Benefits

All of our named executive officers other than Mr. Giacomini participate in our executive severance plan. Under our executive severance plan, named executive officers who lose their job through no fault of their own are entitled to receive 15 months (18 months in the case of our Chief Executive Officer and President) of severance pay (limited to base pay and the executive’s target annual cash incentive, if any), their pro-rated target annual cash incentive, through the date of termination, payment of a lump sum equivalent to the value of the employer portion of the monthly premiums for medical and dental benefits for the same severance period, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under our executive severance plan for our named executive officers. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants. Change-in-control agreements and severance benefits are exclusive of one another, and in no circumstances would any of our named executive officers receive benefits under both a change-in-control agreement and our general executive severance plan.

Under Mr. Giacomini’s employment agreement, upon the termination of Mr. Giacomini’s employment by the Company for reasons other than a Disqualifying Event (as defined in the employment agreement) prior to a Change-in-Control (as defined in the employment agreement) or if Mr. Giacomini were to terminate his employment for Good Reason (as defined in the employment agreement), he would have received, in addition to accrued but unpaid salary and annual cash incentive, (1) a severance payment equal to two times the sum of his base salary and target annual cash incentive, (2) a prorated payment of his target annual cash incentive for the calendar year in which such termination occurs, (3) subsidized COBRA welfare benefit continuation for a period of 18 months, and (4) a lump sum payment of $20,000 less any amounts that we previously reimbursed to Mr. Giacomini for financial planning or tax preparation assistance expenses incurred in the calendar year in which such termination occurs. All such payments would have been conditioned on a general release of claims executed by Mr. Giacomini becoming effective.

Under the terms of our Incentive Compensation Plan, in the event of the death or disability of an executive during active employment with us, all outstanding LTIP awards will vest immediately and will be paid at 100% of the target award. Please see “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payment in the Event of Death, Disability or Retirement.”

Impact of Retirement on Outstanding LTIP Awards

In the event of a named executive officer’s retirement from the Company upon or after attaining age 62 and a specified number of years of service, any unvested LTIP equity or cash awards remain outstanding after retirement and vest on the originally scheduled vesting date. This permits flexibility in retirement planning, permits us to provide an incentive for the vesting period and does not penalize our employees who receive long-term cash and equity awards as incentive compensation in the three years before they retire. For awards granted prior to 2016, separation prior to attaining age 62 and 10 years of service would result in the forfeiture of unvested awards. In 2016, the Compensation Committee approved a variation to these terms, permitting the Compensation Committee to selectively grant awards that will permit unvested equity awards outstanding after retirement to vest on their originally scheduled vesting date following a retirement upon or after attaining the age of 62 and 5 years of service. This variation was approved to allow the Company the option to offer long-term equity incentive compensation as a means of attracting and retaining personnel hired near their retirement or to incentivize existing employees who are nearing retirement but who have not been with the Company for a full ten-year period.

If Mr. Giacomini’s employment had terminated due to his Retirement (as defined in the employment agreement) after September 9, 2023 (the tenth anniversary of his service as our Chief Executive Officer), the long-term incentive plan awards he held as of the date of such retirement would have remained eligible to become earned, vested and paid as if his employment had not terminated.

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Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we currently provide to our executives include financial counseling fee reimbursement, executive physical exam, executive disability insurance, parking fees and other minor expenses associated with their business responsibilities. During fiscal 2020, we paid for the expense of a private aircraft for personal use to minimize health risks during the pandemic for Mr. Giacomini and Mr. Deck.

Stock Ownership Requirements

Our Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and stockholder interests. Under our stock ownership guidelines, an executive officer is expected to maintain direct ownership of shares (including time-based RSUs, whether or not currently vested, and performance-based RSUs following the completion of the performance period, but not counting any shares underlying outstanding stock options) in an amount equal in value to a multiple of the individual’s base salary. Named executive officers who began their employment with the Company, or who have been internally promoted to an executive officer position, have five years to accumulate sufficient amounts of our Common Stock to satisfy the ownership multiple, pro-rated 20% each year. An executive may not sell any shares of our Common Stock that the executive may hold until reaching the applicable stock ownership guideline multiple (the pro-rated multiple until the end of the specified build up period).

The stock ownership multiple for each of our named executive officers is provided in the following table. Each of our named executive officers currently satisfies our stock ownership guidelines applicable to them.

		Number of Shares
	Multiple of	Required to be	Shares Held as of
Executive Officer	Base Salary	Held as of 12/31/2020 (1)	12/31/2020
Brian A. Deck	5.0	37,323	57,499
Matthew J. Meister	3.0	625	2,043
David C. Burdakin	3.0	11,197	42,721
Paul E. Sternlieb	3.0	7,309	12,462
Carlos Fernandez	3.0	6,947	23,201

1) The number of shares required to be held for Messrs. Meister, Sternlieb, and Fernandez reflects the pro-rated multiple that applies during the first five years following commencement of employment or promotion.

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RISK IN COMPENSATION PROGRAMS

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, although the performance metrics that determine payouts for certain managers are based on the achievement of business segment metrics, the metrics that determine long-term incentive award payouts for our named executive officers are company-wide metrics. The metrics for annual cash incentive award payouts for our named executive officers are also primarily company-wide metrics, the only exception being named executive officers who have division management roles (three of our named executive officers have this role), whose annual cash incentive payouts are based on metrics that are weighted 15% – 30% for company-wide and 70% – 85% for division performance. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of our Company and our stockholders as a whole.

The mix of equity award instruments used under our long-term incentive program that includes time-based awards in addition to performance-based awards also mitigates risk. In addition, the multi-year vesting of our equity awards and our share ownership guidelines for our executive officers properly account for the time horizon of risk. We also have a clawback policy for our executive officers and we employ “claw-back” provisions in our Incentive Compensation Plan to ensure that in the case of serious misconduct prejudicial to the Company or a restatement of our historical financial results for a period of time on which performance-based equity awards were granted, the amount of those awards can be recalibrated or cancelled to reflect our restated financial performance for that period. Finally, we set our target compensation at levels that we believe, based on market assessments, strikes the appropriate balance between managing the overall expense of our compensation in comparison with peers and allowing us to continue to attract and retain the caliber of employees that we believe we need to help us succeed in the markets we serve.

At its February 25, 2021 meeting, the Compensation Committee requested its independent compensation consultant, Meridian, to advise the Committee on whether we had any areas of compensation which appeared to encourage excessive risk-taking. In the review of its report to the Committee, Meridian did not identify any components of our compensation program that they viewed as encouraging excessive risk.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2021 Annual Meeting.

The preceding report has been furnished by the following members of the Compensation Committee:

Polly B. Kawalek, Chair
James E. Goodwin
Emmanuel Lagarrigue
James M. Ringler

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COMPENSATION TABLES AND EXPLANATORY INFORMATION

Summary Compensation Table for Fiscal Year 2020

The following table summarizes compensation earned by each of our named executive officers during the fiscal years ending December 31, 2020, December 31, 2019 and December 31, 2018. To understand the table below you need to read carefully the footnotes, which explain the various assumptions and calculations employed in determining the dollar amounts set forth below.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position in 2020	Year	($)	($)	($)(1)	($)	($)	($)(2)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Brian A. Deck	2020	653,964	500,000	1,400,007	—	193,125	—	136,151	2,883,247
President and Chief	2019	502,500	—	799,950	—	552,338	—	72,826	1,927,614
Executive Officer	2018	454,806	—	649,971	—	264,242	—	68,463	1,437,482

Thomas W. Giacomini	2020	613,731	—	3,600,010	—	—	—	6,603,001	10,816,742
Former President and Chief	2019	913,800	—	3,149,934	—	1,601,460	—	170,860	5,836,054
Executive Officer	2018	858,900	—	3,000,042	—	845,587	—	149,830	4,854,359

Matthew J. Meister	2020	320,904	140,000	125,072	—	58,000	—	28,107	672,083
Executive Vice President
and Chief Financial Officer

David C. Burdakin	2020	407,614	—	455,014	—	116,875	—	98,808	1,078,311
Executive Vice President	2019	420,000	439,000	454,991	—	306,855	—	61,363	1,682,209
and President, AeroTech	2018	402,230	—	429,963	—	253,415	—	66,140	1,151,748

Paul E. Sternlieb	2020	422,224	—	499,988	—	130,500	—	84,780	1,137,492
Executive Vice President	2019	425,000	—	500,025	—	359,854	—	74,135	1,359,014
and President, Protein	2018	393,750	—	400,038	—	281,935	—	52,483	1,128,206

Carlos Fernandez	2020	379,462	—	450,039	—	117,000	80,020	67,770	1,094,291
Executive Vice President	2019	386,250	—	400,020	—	288,932	99,490	49,065	1,223,757
and President, Liquid Foods	2018	363,750	—	400,038	—	80,125	—	44,181	888,094

(1)	The amounts in column (e) for fiscal year 2020 include awards of time-based RSUs and performance-based RSUs under our Incentive Compensation Plan. These dollar amounts represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 10 to the Consolidated Financial Statements for 2020.

The value of performance-based awards is based on the probable outcome of the performance conditions as of the grant date. The probable outcome for 2018, 2019, and 2020 grants of performance-based awards was estimated at the target payout level, or 100%. The actual achievement was 76% for the 2018 awards. The performance period for awards granted in 2019 and 2020 will not end until December 31, 2021 and December 31, 2022, respectively.

The grant date fair value of performance-based RSUs for fiscal year 2020 assuming the target and maximum levels of performance was achieved are as follows:

	Fair Value Assuming Target	Fair Value Assuming
Name	Performance ($)	Maximum Performance ($)
Brian A. Deck	539,987	1,079,974
Thomas W. Giacomini	2,160,046	4,320,092
Matthew J. Meister	75,023	150,046
David C. Burdakin	273,028	546,056
Paul E. Sternlieb	299,993	599,986
Carlos Fernandez	270,043	540,086
(2)	The amount in column (h) reflects the actuarial increase in the present value of pension benefits for Mr. Fernandez, our one named executive officer who is eligible for benefits under the Pension Plan and the Non-Qualified Pension Plan. The present values reflect payment of benefits at the earliest retirement date with unreduced benefits for the Pension Plan and for the Non-Qualified Pension Plan (age 62). These amounts are determined using interest rates

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and mortality rate assumptions consistent with those used in our audited consolidated financial statements. All nonqualified deferred compensation earnings are actual investment earnings generated by the invested funds, and therefore, are not considered above-market or included in this column.
(3)	The amounts in column (i) for the fiscal year ended December 31, 2020 reflect for each named executive officer the following perquisites and other compensation:

All Other Compensation
		Company
		Contributions
	Reimbursement	to Qualified and	Executive
	for Professional	Non-Qualified	Disability	Executive		Separation
Name	Advisor Fees*	Savings Plans**	Insurance	Physical	Parking	Payment	Other ***	Total
Brian A. Deck	20,000	78,410	3,437	5,306	5,610	—	23,388	136,151
Thomas W. Giacomini	20,000	143,987	3,044	5,306	—	6,397,528	33,136	6,603,001
Matthew J. Meister	—	26,827	1,280	—	—	—	—	28,107
David C. Burdakin	20,000	74,976	3,832	—	—	—	—	98,808
Paul E. Sternlieb	20,000	50,835	3,029	5,306	5,610	—	—	84,780
Carlos Fernandez	20,000	43,397	4,328	—	—	—	45	67,770
*

Our cost for financial planning and personal tax assistance are specifically allocated to the individual named executive officers receiving the services to which such fees relate. All amounts paid to obtain financial planning and personal tax assistance for our named executive officers represent taxable income to the executive.

**	For a description of the matching contributions provided to participants in the Qualified Savings Plan and Non-Qualified Savings Plan, see “Compensation Discussion and Analysis — Savings Plans” above.
***

For Messrs. Deck and Giacomini, the “Other” compensation includes the company’s cost for personal use of private aircraft as a result of safety precautions during the pandemic, and for Mr. Fernandez, a gift card. The personal use was provided through a fractional ownership program, whereby all of the variable costs associated with use are charged on an hourly basis, plus fuel cost charges and associated taxes. We calculated the cost of personal use of the private aircraft by taking into account the hourly rate for the time the personal use occurred as well as a fuel cost charge attributable to the personal use. Because the fractional ownership program is primarily used for business travel, we did not allocate any of the fixed costs associated with the arrangement to the personal use.

During 2020 prior to his resignation, Mr. Giacomini was party to a written employment agreement with us, which is described in detail above in “Employment Agreement with Chief Executive Officer.” None of our other named executive officers is a party to written or oral employment contracts with us, and, as a result, all of our other named executive officers remain employed at our will. For a description of the material terms of their compensation arrangements, which include base salary, annual MIP, LTIP awards, matching contributions to retirement savings plans, pension benefits, perquisites, severance and change-in-control benefits, see “Compensation Discussion and Analysis” above.

Appointment of Chief Executive Officer

On December 11, 2020, the Board of Directors appointed Brian A. Deck to the position of President and Chief Executive Officer. Mr. Deck had served as the Company’s Interim President and Chief Executive Officer since June 23, 2020, and prior to that had served as the Company’s Executive Vice President and Chief Financial Officer from May 2014 until September 24, 2020. When Mr. Deck was appointed as Interim President and Chief Executive Officer, his bi-weekly salary was increased to an annual rate of $820,000 effective June 24, 2020, which annual rate was subsequently increased to $850,000 effective December 14, 2020. Mr. Deck’s target percentage for the annual MIP incentive remained at 75% for 2020 and based on his annual salary of $515,000 as in effect prior to his becoming Interim President and Chief Executive Officer.

In connection with his appointment, Mr. Deck received an additional $1.0 million in compensation for his 2020 service in the form of a $500,000 cash bonus and a time-based restricted stock unit award with a fair market value of $500,000 that will vest one year from the date he was initially appointed to serve as Interim President and Chief Executive Officer. The Compensation Committee awarded this additional

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compensation in recognition of the fact that Mr. Deck’s target MIP bonus percentage for 2020 and his 2020 long-term incentive plan (“LTIP”) award amounts were not adjusted to take into account his elevation into the Interim President and Chief Executive Officer role during 2020.

For 2021, Mr. Deck’s target percentage for the annual MIP incentive has been set at 100%, and the Compensation Committee granted him a LTIP award in 2021 with a target amount of $2.5 million in two components: 60% as performance-based restricted stock units and 40% as time-based restricted stock units.

Mr. Deck participates in the Company’s Executive Severance Plan, but his benefits under that plan will be based on an 18-month severance period rather than the 15-month period severance period specified in the plan for other participants. In connection with his appointment, Mr. Deck entered into a new Executive Severance Agreement (the “New Executive Severance Agreement”) that superseded in its entirety the prior Executive Severance agreement between Mr. Deck and the Company. The New Executive Severance Agreement contains terms that are materially consistent with Mr. Deck’s prior Executive Severance Agreement, except that the New Executive Severance Agreement enhances the amount of severance payment he is eligible to receive under certain termination scenarios to a multiple of three times his base salary and MIP (compared to a prior multiple of two times his base salary and MIP). Mr. Deck’s equity awards also provide for full acceleration in the event of his death, termination due to disability, or change-in-control if the awards are not assumed by the successor, if his position is terminated within twenty-four months, or if he voluntarily resigns due to significant change in responsibilities, salary, or location within a period of twenty-four months.

Appointment of Chief Financial Officer

On December 14, 2020, the Board of Directors appointed Matthew J. Meister to serve as Executive Vice President and Chief Financial Officer of the Company. Mr. Meister had served as Vice President and Interim Chief Financial Officer of the Company since September 24, 2020, and prior to that had served as the Company’s Vice President and Chief Financial Officer for its Protein division from May 2019 until September 24, 2020. When Mr. Meister was appointed as Interim Chief Financial Officer, his bi-weekly salary was increased to an annual rate of $425,000 effective September 24, 2020, which annual rate was subsequently increased to $440,000 effective December 14, 2020. Mr. Meister’s target percentage for the annual MIP incentive remained at 40% for 2020 and based on his annual salary of $290,000 as in effect prior to his becoming Interim Chief Financial Officer.

For 2021, Mr. Meister’s target percentage for the annual MIP incentive has been set at 65%, and the Compensation Committee granted him a LTIP award in 2021 with a target amount of $550,000 in two components: 60% as performance-based restricted stock units and 40% as time-based restricted stock units.

In connection with his appointment, Mr. Meister entered into an Executive Severance Agreement with the Company in the same form as our other named executive officers. Mr. Meister also participates in the Company’s Executive Severance Plan. Mr. Meister’s equity awards also provide for full acceleration in the event of his death, termination due to disability, or change-in-control if the awards are not assumed by the successor, if his position is terminated within twenty-four months, or if he voluntarily resigns due to significant change in responsibilities, salary, or location within a period of twenty-four months.

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Grants of Plan-Based Awards Table for Fiscal Year 2020

Shown below is information with respect to plan-based awards made in fiscal year 2020 to each named executive officer.

								All Other
								Stock	All Other		Grant
								Awards:	Option	Exercise	Date Fair
								Number	Awards:	or Base	Value of
		Estimated Possible Payouts						of Shares	Number of	Price of	Stock and
		Under Non-Equity			Estimated Possible Payouts			of Stock	Securities	Option	Option
	Grant	Incentive			Under Equity Incentive			or Units	Underlying	Awards	Awards
Name	Date	Plan Awards			Plan Awards (1)			(#)(2)	Options (#)	($/Sh)	(3)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Brian A. Deck
MIP - Cash		—	386,250	917,344
Restricted Stock Units	2/27/2020							7,758			359,991
Performance RSUs	2/27/2020					5,427	10,854				539,987
Restricted Stock Units	12/11/2020							4,140			500,029

Thomas W. Giacomini
MIP - Cash		—	1,209,000	2,871,375
Restricted Stock Units	2/27/2020							14,472			1,439,964
Performance RSUs	2/27/2020					21,709	43,418				2,160,046

Matthew J. Meister
MIP - Cash		—	116,000	275,500
Restricted Stock Units	2/27/2020							503			50,049
Performance RSUs	2/27/2020					754	1,508				75,023

David C. Burdakin
MIP - Cash		—	233,750	555,156
Restricted Stock Units	2/27/2020							1,829			181,986
Performance RSUs	2/27/2020					2,744	5,488				273,028

Paul E. Sternlieb
MIP - Cash		—	261,000	619,875
Restricted Stock Units	2/27/2020							2,010			199,995
Performance RSUs	2/27/2020					3,015	6,030				299,993

Carlos Fernandez
MIP - Cash		—	234,000	555,750
Restricted Stock Units	2/27/2020							1,809			179,996
Performance RSUs	2/27/2020					2,714	5,428				270,043

(1)	The amounts shown in columns (g) and (h) reflect the target and maximum number of shares of common stock issuable pursuant to performance RSUs granted to each of our named executive officers in 2020 pursuant to our Incentive Compensation Plan.
(2)	The amounts shown in column (i) reflect the number of RSUs subject to time-based vesting requirements granted to each of our named executive officers in 2020 pursuant to our Incentive Compensation Plan.
(3)	The amounts in column (l) reflect the grant date fair value of awards of RSUs to our named executive officers pursuant to our Incentive Compensation Plan in 2020. Assumptions used in the calculation of these amounts are described in Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2020.
(4)	The amount listed in column (l) for “Performance RSUs” represents the full grant date fair value of RSUs subject to performance-based conditions assuming achievement of target performance.

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Outstanding Equity Awards at Fiscal 2020 Year-End Table

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan Awards:
								Incentive	Market or
								Plan Awards:	Payout
							Market	Number of	Value of
							Value of	Unearned	Unearned
	Number of	Number of	Number of			Number of	Shares or	Shares,	Shares,
	Securities	Securities	Securities			Shares	Units of	Units, or	Units, or
	Underlying	Underlying	Underlying			or Units	Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		of Stock	That Have	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	That Have	Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)(3)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Brian A. Deck	—	—	—	—	—	15,980	1,819,643	10,788	1,228,430
Matthew J. Meister	—	—	—	—	—	965	109,885	1,447	164,770
David C. Burdakin	—	—	—	—	—	6,937	789,916	5,793	659,649
Paul E. Sternlieb	—	—	—	—	—	7,105	809,046	6,366	724,896
Carlos Fernandez	—	—	—	—	—	6,457	735,259	5,395	614,329

(1)	The outstanding RSU awards presented in column (g) above include time-based RSUs and earned performance-based RSUs that remain subject to requisite service vesting conditions. These awards are scheduled to vest on the vesting dates indicated below. The April 1, 2021 vesting date includes shares earned by the named executive officers under performance RSUs for the 2018 – 2020 period that remain subject to continued service through April 1, 2021 as follows: Mr. Deck: 2,476 shares; Mr. Burdakin: 1,638 shares; Mr. Sternlieb: 1,524 shares; and Mr. Fernandez: 1,524 shares.

Vesting Date	Brian A. Deck	Matthew J. Meister	David C. Burdakin	Paul E. Sternlieb	Carlos Fernandez
April 1, 2021	4,648		3,075	2,861	2,861
June 23, 2021	4,140
April 1, 2022	3,574	462	2,033	2,234	1,787
March 10, 2023	3,618	503	1,829	2,010	1,809
(2)	The market value of earned and unvested RSUs is calculated using a price of $113.87 per share, based on the closing price of our Common Stock on December 31, 2020.
(3)	The outstanding RSU awards presented in column (i) above are unearned performance-based RSUs granted in 2019 and 2020 for the three-year performance periods ending December 31, 2021 and December 31, 2022, respectively. These performance-based RSUs vest if we meet certain EPS and ROIC targets during the applicable three-year performance period. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” The shares reported in column (i) of this table include shares that would be earned under the 2019 – 2021 and 2020 – 2022 performance RSUs based on achieving the target level of performance, because our financial performance through December 31, 2020 indicated performance between the threshold and target levels for these awards. The table below sets forth the target number of shares that would vest, if the target performance conditions are satisfied, on the vesting dates indicated below.

Vesting Date	Brian A. Deck	Matthew J. Meister	David C. Burdakin	Paul E. Sternlieb	Carlos Fernandez
April 1, 2022	5,361	693	3,049	3,351	2,681
March 10, 2023	5,427	754	2,744	3,015	2,714
(4)	The market value of unearned and unvested performance-based RSUs is calculated using the maximum payout level and a price of $113.87 per share, based on the closing price of our Common Stock on December 31, 2020.

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Option Exercises and Stock Vested Table for Fiscal Year 2020

The following table displays amounts received as a result of RSUs vesting during 2020.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Brian A. Deck	—	—	6,906	454,139
Thomas W. Giacomini	—	—	32,712	2,151,141
Matthew J. Meister	—	—	1,526	92,735
David C. Burdakin	—	—	5,210	342,610
Paul E. Sternlieb	—	—	961	86,231
Carlos Fernandez	—	—	2,423	159,336

Pension Benefits Table for Fiscal Year 2020

One of our named executive officers, Mr. Fernandez, has a pension benefit with the Company. The table below shows the present value of accumulated benefits payable to Mr. Fernandez, including the number of years of service credited under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service under the pension plans include years of service with our predecessor companies. The Pension Plan values are the present value at December 31, 2020 of accrued benefits at the first retirement date for unreduced benefits. The Non-Qualified Pension Plan values are the present value at December 31, 2020 of the lump sum payable at the first retirement date for unreduced benefits. Effective December 31, 2009, we froze benefits under the Pension Plan and the Non-Qualified Pension Plan. For an explanation of the impact on these plans, see “Compensation Discussion and Analysis — Pension Plans” above.

		Number of	Present Value of
		Years Credited	Accumulated
		Service as of	Benefit as of	Payments During
		12/31/2020	12/31/2020	Last Fiscal Year
Name	Plan Name	(#)	($) (1)	($)
(a)	(b)	(c)	(d)	(e)
Carlos Fernandez	Pension Plan	13.25	458,733	—
	Non-Qualified Pension Plan	13.25	21,386	—

(1)	Amounts reported reflect the present value, expressed as a lump sum as of December 31, 2020, of the named executive officer’s benefits under the Pension Plan and the Non-Qualified Pension Plan, respectively. Amounts reported are calculated using the assumptions applied in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed on February 25, 2021 with the Securities and Exchange Commission.

Pension Benefit Formula

Our Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings through the pension freeze date of December 31, 2009 are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:
●	the sum of (1) 1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus (2) 1.5% of the participant’s final average yearly

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earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and
●	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service.
(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

The Pension Plan defines “normal retirement age” as 65 with an unreduced early retirement benefit payable at age 62. Mr. Fernandez, our only named executive officer with a benefit, is currently vested in his accrued benefits under our Pension Plan. Eligibility under the Pension Plan terminates upon death or upon payment of the participant’s entire vested benefit. When we were established as a separate company from FMC Technologies, Inc. in July 2008, our employees who were formerly employed by FMC Technologies, Inc. received the benefit for years of credited service under FMC Technologies Inc.’s defined pension benefit plan. Our employees who were also formerly employed by FMC Corporation, FMC Technologies, Inc.’s predecessor, received the benefit for years of credited service under FMC Corporation’s defined pension benefit plan when FMC Technologies, Inc. was established as a separate company by FMC Corporation. Mr. Fernandez was a former employee of both predecessor companies.

Early Retirement

All participants in our Pension Plan who were hired on or after January 1, 1984 (by either of our predecessors or by us) are eligible for early retirement on or after age 55 with ten years of service. Mr. Fernandez is not eligible for early retirement.

A participant in the Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by 1/3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the Pension Plan whose employment terminates prior to their “early retirement date” is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by 1/2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The Pension Plan also provides for a variety of other methods for receiving pension benefits such as 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The Pension Plan also provides a 75% joint and survivor option as required by the Pension Protection Act of 2006. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

Eligible Earnings

Eligible earnings under the Pension Plan include the base salary and annual non-equity incentive compensation paid by us or our predecessor companies to executive officers for each plan year in which they were eligible to participate in the Pension Plan or its predecessor plans through December 31, 2009, the date upon which the U.S. Pension Plan was frozen.

Non-Qualified Pension Plan

We have also established a Non-Qualified Pension Plan that permits employees to obtain a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the Pension Plan for

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(1) limitations due to the Internal Revenue Service maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the Pension Plan. The Non-Qualified Pension Plan was also frozen as to future benefit accruals effective December 31, 2009. Accrued benefits under the Non-Qualified Pension Plan may be distributed as either a lump sum payment or in monthly payments over a five-year period. Lump sum distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. Mr. Fernandez is a specified employee, and his distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years.

Non-Qualified Deferred Compensation Table for Fiscal Year 2020

The contributions made by our named executive officers to the Non-Qualified Savings Plan in 2020, together with matching contributions or other allocations to the Non-Qualified Savings Plan, earnings made on plan balances, any withdrawals or distributions, and the year-end balances in each of these plans were as follows.

	Executive		Aggregate		Aggregate
	Contributions	Company	Earnings	Aggregate	Balance
	in Last Fiscal	Contributions	in Last Fiscal	Withdrawals/	at Last
	Year	in Last Fiscal Year	Year	Distributions	Fiscal Year End
Name	($) (1)	($) (2)	($) (3)	($)	($) (4)
(a)	(b)	(c)	(d)	(e)	(f)
Brian A. Deck	52,317	59,885	43,559	—	647,240
Thomas W. Giacomini (5)	141,446	125,462	(866,616)	3,446,088	—
Matthew J. Meister	—	8,302	73	—	8,375
David C. Burdakin	325,660	56,451	161,461	—	1,955,359
Paul E. Sternlieb	—	32,310	(1,209)	—	74,466
Carlos Fernandez	164,848	24,872	291,411	—	1,879,836

(1)	All of the named executive officers’ contributions reported in column (b) are included in salary and non-equity incentive plan compensation reported for the named executive officers in the Summary Compensation Table above.
(2)	All of the contributions made by us for our named executive officers reported in column (c) are included in “All Other Compensation” for the executive officers in the Summary Compensation Table above. Amounts included in column (c) do not include contributions to the Qualified Savings Plan.
(3)	Aggregate earnings represent an increase (decrease) in the value of investments in each of the named executive officers’ plans during the fiscal year ended December 31, 2020.
(4)	The portion of the Aggregate Balance at Last Fiscal Year End reported as compensation in the Summary Compensation Table in our Proxy Statement for fiscal years ended prior to the year ended December 31, 2020 was $398,774 for Mr. Deck, $2,860,294 for Mr. Giacomini, $1,178,651 for Mr. Burdakin, $39,790 for Mr. Sternlieb, and $257,198 for Mr. Fernandez.
(5)	The distribution amount shown for Mr. Giacomini represents the payment of accrued benefits to his designated beneficiary following his death.

Pursuant to our Non-Qualified Savings Plan, certain of our employees, including our named executive officers, may defer between 1% and 100% of base salary and annual non-equity incentive compensation. Deferral elections for our Non-Qualified Savings Plan are made by eligible employees in November or December of each year for base salary and annual non-equity incentive compensation amounts earned in the following year. The investment options for our Non-Qualified Savings Plan are publicly traded mutual funds. We make matching contributions in the same investment allocations that the participant selects for his or her contributions to our Non-Qualified Savings Plan.

The Non-Qualified Savings Plan provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. Participants may elect to defer up to 100% of their base pay or annual non-equity incentive compensation. The Non-Qualified Savings Plan provides for a match of 6.5% of each employee’s deferrals to the Non-Qualified Savings Plan, and a 6.5% Company contribution for all eligible compensation in excess of

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the Internal Revenue Code Section 401(a)(17) limit (“Excess Income”). In addition, the Non-Qualified Savings Plan provides for an additional discretionary matching contribution of between 0% and 2% of the employee’s deferrals and Excess Income depending upon the Company’s achievement of pre- determined financial performance targets. Participants are vested on a three-year graded vesting schedule for Company contributions. Accrued benefits under the Non-Qualified Savings Plan may be distributed as either a lump sum payment or in annual, quarterly or monthly payments over a five-year period. Distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. All of our named executive officers are considered specified employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12-month requirement can result in deferral of participant’s distribution for an additional five years.

Potential Payments Upon Termination

In the event of termination of employment under certain circumstances, our named executive officers will receive additional compensation benefits as described below. In the event of the death of a named executive officer, such executive officer’s estate will be entitled to receive the benefits described below. Termination payments and change-in-control payments will be mutually exclusive and our named executive officers will not be entitled to receive both forms of payments under any circumstances. Mr. Giacomini is excluded from the tables and other disclosures relating to our named executive officers below due to his resignation prior to the end of 2020. The Separation Agreement into which we entered with Mr. Giacomini and the benefits payable to him thereunder are described above under the heading “—Separation Agreement with Mr. Giacomini.”

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding LTIP awards will vest immediately and will be paid at 100% of the target award. This same death or disability benefit will exist for any of our employees who hold an unvested LTIP award at the time of their death or disability. In the event of the retirement of any of our named executive officers after reaching the age of 62, all outstanding LTIP awards under the LTIP will be retained and will vest in accordance with their pre-retirement normal vesting schedule. If any of our named executive officers chose to retire as of the last day of our 2020 fiscal year, the effect of that retirement would be the same as if the named executive officer had resigned because none of the named executive officers were eligible for retirement on December 31, 2020, and the named executive officer would forfeit all unvested LTIP awards. The following table assumes that each of our named executive officers was retirement-eligible as of the end of our 2020 fiscal year, and shows the value to each of our named executive officers should any of these events have occurred on December 31, 2020 under our plans, policies and agreements.

Executive Benefits and Payments in the Event of
Death, Disability or Retirement on December 31, 2020

	Long-Term Incentive Compensation
	Unearned
	Performance-Based	Performance-Based
	Restricted Stock Units	Restricted Stock Units	Time-Based
	That Have Not Vested (1)	That Have Not Vested (2)	Restricted Stock Units	Total (3)
Name	($)	($)	($)	($)
Brian A. Deck	1,228,430	281,942	1,537,700	3,048,072
Matthew J. Meister	164,770	—	109,885	274,655
David C. Burdakin	659,649	186,519	603,397	1,449,565
Paul E. Sternlieb	724,896	173,538	635,508	1,533,942
Carlos Fernandez	614,329	173,538	561,721	1,349,588

(1)	The performance period for units granted in 2019 and 2020 will not end until December 31, 2021 and December 31, 2022, respectively. This column shows the market value of unearned, unvested at-risk performance-based RSUs granted in 2019 and 2020 at the target payout level using the closing price of our common stock on December 31, 2020.
(2)	Reflects the value of earned and unvested performance-based RSUs granted in 2018 at actual achieved levels described in “Outstanding Equity Awards at Fiscal Year-End Table” using the closing price of our common stock on December 31, 2020.

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(3)	Retirement will not result in accelerated vesting. In the event of an eligible retirement at age 62, all unvested LTIP awards described in the table above may be retained and will vest on their normal vesting date, and, in the case of performance-based awards, subject to the achievement of the performance conditions. The value of such awards on the vesting date will depend on the market price on that date and the extent to which the performance conditions are met.

Payments Made in an Involuntary Termination

Our named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis — General Executive Severance Benefits” above in the event they lose their job involuntarily, other than for cause or as a result of a change-in-control. The benefits under this plan include:

●	a severance payment equal to 15 months of base salary and target annual cash incentive (18 months in the case of Mr. Deck);
●	a prorated payment of target annual cash incentive for the calendar year in which such termination occurs;
●	a payment equal to 15 times the employer’s portion of the monthly premium for medical and dental insurance;
●	reimbursement for outplacement assistance in an amount not exceeding $50,000; and
●	a lump sum payment of $20,000 less any amounts that we previously reimbursed to the named executive officer for financial planning and tax preparation assistance expenses incurred in the calendar year in which such termination occurs.

Benefits under our executive severance plan will be contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants. An executive will cease to participate in the executive severance plan upon the occurrence of certain disqualifying events or the violation of the provisions contained in the separation agreement.

The amounts shown in the table below are calculated using the assumption that an involuntary not for cause termination occurred on December 31, 2020, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to our named executive officers in the event of such a termination under our executive severance plan. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their current salaries and benefits at such time.

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Executive Benefits and Payments for

Involuntary Termination Occurring on December 31, 2020

	Compensation($)		Benefits and Perquisites($)
		Pro-Rated		Financial
		Target Annual		Planning and
	Severance	Cash	Medical and	Tax Preparation	Outplacement
Name	Payment	Incentive	Dental Benefits (1)	Assistance	Services	Total($)
Brian A. Deck (2)	1,854,375	386,250	20,139	—	50,000	2,310,764
Matthew J. Meister (3)	695,000	116,000	—	—	50,000	861,000
David C. Burdakin	823,438	233,750	14,252	—	50,000	1,121,440
Paul E. Sternlieb	870,000	261,000	114	—	50,000	1,181,114
Carlos Fernandez	780,000	234,000	14,805	—	50,000	1,078,805

(1)	Assumes no change in current premium cost paid by the Company and such named executive for medical and dental benefits.
(2)	The severance payment and pro-rated target annual cash incentive for Mr. Deck is based on his year-end salary of $850,000 and target bonus for fiscal year 2020 as described above in “Appointment of Chief Executive Officer”.
(3)	The severance payment and pro-rated target annual cash incentive for Mr. Meister is based on his year-end salary of $440,000 and target bonus for fiscal year 2020 as described above in “Appointment of Chief Financial Officer”.

In the event of an involuntary termination in the absence of a change-in-control, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2020, see the Outstanding Equity Awards at Fiscal Year-End Table above.

Potential Payments Upon Change-in-Control

We entered into “double-trigger” executive severance agreements with each of our other named executive officers pursuant to which, in the event of both a qualifying change-in-control and any of (1) an involuntary termination of employment for reasons other than cause, disability or death within 24 months after the change-in-control, (2) a voluntary termination of employment for Good Reason (as defined in the executive severance agreement) within 24 months after the change-in-control or (3) our breach of any material provision of the underlying agreement, each of our named executive officers will be entitled to receive such executive’s accrued salary and vacation, certain expense reimbursements and certain other severance benefits described in the executive severance agreements. The severance benefits include: (1) an amount equal to two times their highest rate of annual base salary (three times for Mr. Deck) at any time prior to the termination, (2) an amount equal to two times the executive’s highest target annual cash incentive (three times for Mr. Deck), (3) an amount equal to the prorated portion of the target total annual cash incentive for the plan year in which such termination occurs and (4) continuance of our welfare benefits for 18 months after the date of termination. In addition, each of our other named executive officers will receive credit for two additional years of service (three years for Mr. Deck) solely for purposes of calculating vesting under our Non-Qualified Savings Plan.

The cash portion of the severance benefits will generally be required to be paid in a single lump sum payment no later than 30 days after the date of termination, subject to certain delayed payment exceptions that may apply under certain circumstances pursuant to requirements imposed by Section 409A of the Internal Revenue Code.

Our named executive officers will not be obligated to seek other employment in mitigation of amounts payable under their executive severance agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the executive severance agreements provided the executive’s employment does not violate any non-compete obligation under the executive severance agreement.

Our named executive officers who receive severance benefits under executive severance agreements will not be entitled to receive additional severance benefits under our general executive

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severance plan described above under “Potential Payments Made Upon Termination — Payments Made in an Involuntary Termination.”

As described above, a qualifying change-in-control is required as one of the two triggers resulting in payment of severance benefits. A qualifying change-in-control is defined in the executive severance agreements to include:

●	any person or group becomes the owner of more than 50% of the fair market value or voting power of our stock,
●	either (i) any person or group acquires ownership of more than 30% of the voting power of our stock in any twelve-month period or (ii) a change in the majority of our Board of Directors during any twelve-month period (excluding changes endorsed by a majority of the members of our Board of Directors prior to such change), except in each case to the extent that at such time there is another person or group that owns a majority of our stock, and
●	any person or group acquires more than 40% of the fair market value of our assets during any twelve-month period, except to the extent the assets are transferred to (i) a stockholder of our company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by our Company, (iii) a person or certain groups of persons that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock or (iv) an entity at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the immediately preceding paragraph.

A named executive officer’s voluntary termination will be considered to be for Good Reason for purposes of the executive severance agreements if, without the executive’s express written consent, there is any (1) material reduction or alteration in the executive’s duties or any assignment that is materially inconsistent with such executive’s duties, (2) meaningful change in the executive’s work location, (3) material reduction in the executive’s base salary, (4) material reduction in the executive’s level of participation in our compensation, benefit or retirement plans, policies, practices or arrangements or (5) failure of the successor in a change-in-control to assume our obligations under the executive severance agreement.

If payments of any amount to any named executive officer under an executive severance agreement would be subject to an excise tax under the Internal Revenue Code, the amount of payments generally will be reduced to the maximum amount that may be paid without triggering an excise tax payment. No such reduction will be made, however, if the net after-tax benefit that any named executive officer would otherwise receive in the absence of such a reduction would exceed the net after-tax benefit they would receive after making such a reduction.

Under the terms of the grant agreements for long-term equity compensation awards pursuant to which such awards were issued, all outstanding LTIP awards to named executive officers will vest after the occurrence of a change-in-control only if the awards are not assumed by the successor on the effective date of such transaction, the executive officer’s position is terminated within a period of twenty-four months, or the executive voluntarily resigns due to significant change in responsibilities, salary, or location within a period of twenty-four months. Outstanding performance-based LTIP awards that vest under these circumstances prior to the completion of the performance period will vest immediately and will be paid at 100% of the target award.

The amounts shown in the table below are calculated using the assumption that payments described above were triggered based on a change-in-control and qualifying termination as of December 31, 2020, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid to our named executive officers in the event of such a qualifying termination under their executive severance agreements. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their salaries, incentives and other benefits at that time.

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Proposal 2 – Say on Pay

Executive Benefits and Payments for
Change-in-Control Termination Occurring on December 31, 2020

	Compensation($)							Benefits and Perquisites ($)
				LTIP
				Unearned	LTIP		Value of
				Performance-	Performance-		Additional
			Pro-	Based	Based	LTIP	Years
			Rated	Restricted	Restricted	Time-	of Vesting	Health
	Base	Annual	Target	Stock Units	Stock Units	Based	Service for	&
	Salary	Cash	Annual	That Have	That Have	Restricted	Non-Qualified	Welfare	Out-	Excise
	Multiple	Incentive	Non-Equity	Not Vested	Not Vested	Stock	Savings	Benefits	placement	Tax
Name	(1)	Multiple	Incentive	(2) *	(3) *	Units *	Plan (4)	(5)	Services	Cutback (6)	Total($)
Brian A. Deck	2,550,000	1,158,750	386,250	1,228,430	281,942	1,537,700	—	31,970	50,000	—	7,225,042

Matthew J. Meister	880,000	232,000	116,000	164,770	—	109,885	5,583	4,159	50,000	—	1,562,397

David C. Burdakin	850,000	467,500	233,750	659,649	186,519	603,397	—	25,121	50,000	—	3,075,936

Paul E. Sternlieb	870,000	522,000	261,000	724,896	173,538	635,508	—	6,319	50,000	—	3,243,261

Carlos Fernandez	780,000	468,000	234,000	614,329	173,538	561,721	—	25,818	50,000	(44,028)	2,863,378

(1)	The base salary and annual cash incentive multiples reflect the terms of these officers’ executive severance agreements as of December 31, 2020.
(2)	Reflects the market value of unearned and unvested performance-based RSUs granted in 2019 and 2020 at the target payout level using the closing price of our common stock on December 31, 2020.
(3)	Reflects the value of performance-based RSUs granted in 2018 at actual achieved levels described in “Outstanding Equity Awards at Fiscal Year-End Table” using the closing price of our common stock on December 31, 2020.
(4)	Mr. Meister was not fully vested in his Non-Qualified Savings Plan benefit as of December 31, 2020. However if there is a change-in-control, he would become fully vested pursuant to the terms of his executive severance agreement.
(5)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.
(6)	The payment to Mr. Fernandez would be reduced to avoid paying the excise tax. The payment made to Mr. Meister would be subject to an excise tax, however no reduction would be made because the after-tax benefit he would receive in the absence of such a reduction would exceed the net after-tax benefits he would receive after making such a reduction.
*	The amounts designated with an (*) would be received on a change-in-control without a termination of employment if the applicable conditions for accelerated vesting were met.

Securities Authorized for Issuance Under Equity Compensation Plans Table

	Number of securities to be	Weighted-average	Number of securities remaining
	issued upon exercise of	exercise price of	available for future issuance under
	outstanding options, warrants	outstanding options,	equity compensation plans (excluding
Plan Category	and rights (2)	warrants and rights	securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders: (1)
Restricted Stock Units	526,102	N/A	1,324,339
Subtotal	526,102	—	1,324,339
Equity compensation plans not approved by security holders:	—	—	—
Total	526,102		1,324,339

(1)	The 2017 Incentive Compensation Plan was approved by stockholders in May 2017. The 2017 Incentive Compensation Plan replaced the prior incentive compensation plan (the “2008 Incentive Compensation Plan”), which remains in existence solely for the purpose of governing the terms of awards that had been granted under the 2008 Incentive Compensation Plan prior to May 2017. The aggregate number of shares of common stock that are authorized for issuance under the 2017 Incentive Compensation Plan is (i) 1,000,000 shares, plus (ii) the number of shares of common stock that remained available for issuance under the 2008 Incentive Compensation Plan on the effective date of the 2017 Incentive Compensation Plan, plus (iii) the number of shares of common stock that were subject to outstanding awards under the 2008 Incentive Compensation Plan on the effective date of the 2017 Incentive Compensation Plan that are canceled, forfeited, returned or withheld without the issuance of shares thereunder.
(2)	This column includes unearned, unvested performance-based RSUs at a maximum payout level of 162,516 shares. If our actual performance falls below the maximum level, fewer shares will be issued. The target payout level of

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Proposal 2 – Say on Pay

these performance-based RSUs is 81,258 shares. For financial statement reporting purposes, we estimated, based on actual results and forecasted results for the remainder of the applicable performance periods, that 23,860 shares subject to performance conditions are expected to vest, and, as a result, an aggregate of 394,713 shares of common stock would be issued upon vesting of all time-based and performance-based RSU awards outstanding at December 31, 2020. Please see Note 10, “Stock-Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for additional information about the Incentive Compensation and Stock Plan.

CEO Pay Ratio

Our CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. In determining the pay ratio calculation, we used the following methodology, assumptions and reasonable estimates.

We identified our median employee using our global employee population as described below, as of October 1, 2020 (the “Effective Date”). In total, our workforce consisted of 6,278 full-time, part-time, temporary, and seasonal employees in 30 countries as of the Effective Date, with 3,558 located in the United States and 2,720 outside the United States.

We excluded employees in 19 countries totaling 291 employees (approximately 4.6% of our total workforce) from the determination of “median employee” under the de minimis exception in the SEC rules. We excluded employees in China (67 employees), Australia (34 employees), and India (32 employees) as well as the employees in the following countries (all of which had fewer than 25 employees): Argentina, Aruba, Canada, Chile, Czech Republic, France, Indonesia, Israel, Jamaica, Japan, Malaysia, Philippines, Poland, Russian Federation, Singapore, and United Arab Emirates. As a result, our employee population for purposes of the pay ratio calculation included 5,987 (including all 3,558 employees located in the United States and 2,429 employees located outside the United States) of our 6,278 employees.

For purposes of a consistently applied compensation measure of our employee population, we utilized annual base pay.

As a global manufacturer of highly engineered machinery and technology solutions, a significant portion of our workforce consists of full-time hourly employees. For the majority of our employees, base pay is the primary component of their compensation. It represents the fixed portion of each employee’s compensation arrangement and is paid without regard to our financial or operational performance in a given year. Consequently, annual base pay is a measure that reasonably reflects annual compensation for purposes of identifying our median employee.

We estimated the annual base pay of our employee population as follows. For salaried employees, we estimated annual base pay using employees’ base salary as of the Effective Date. For hourly employees, we estimated annual base pay by combining the employees’ hourly rate as of the Effective Date with their scheduled hours, which generally consists of 40 hours per week for full-time employees.

Given the leadership transitions in 2020, we followed SEC guidance to annualize the compensation of Mr. Deck for pay ratio purposes. Mr. Deck served as Interim Chief Executive Officer on October 1, 2020, the determination date of the median employee. Because Mr. Deck did not serve as the Chief Executive Officer for the entirety of fiscal 2020, we elected to annualize his base salary of $850,000 that was established as of December 11, 2020 when the Board of Directors appointed him to his current role as President and Chief Executive Officer. Mr. Deck’s annual total compensation based on his annualized salary of $850,000 plus all of the other elements of his compensation as reported in the Summary Compensation Table for Fiscal Year 2020 was $3,079,283. The 2020 annual compensation for our median employee was $62,501. Based on this information, the ratio of the annual total compensation of our CEO to the median of the total annual compensation of our other employees was 49 to 1.

We are also electing to present, on a supplemental basis, the pay ratio taking into account Mr. Deck’s annual cash incentive award ($850,000) and long-term incentive awards ($2,500,000) based on their respective target values for fiscal 2021 set by the Compensation Committee in December of 2020 in connection with his appointment to Chief Executive Officer. These values are higher than the value of Mr. Deck’s actual 2020 cash incentive award and equity grants as a result of our business performance in 2020, and we view this presentation as more reflective of Mr. Deck’s target total compensation arrangements.

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Proposal 2 – Say on Pay

As a result of these adjustments and the inclusion of the “bonus” and “all other compensation” amounts, for purposes of the pay ratio disclosure, Mr. Deck’s annual total compensation of $4,836,151 for 2020 would differ from the amount of $2,883,247 reported for Mr. Deck in the Summary Compensation Table for Fiscal Year 2020. The 2020 annual compensation for our median employee was $62,501. Calculated on the basis described above, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees was 77 to 1.

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Proposal 3 – Auditor

Election of Directors	FOR each director nominee
Proposal Ratification of Appointment of Independent Registered Public Accounting Firm	Board Recommendation The Board of Directors recommends that you vote FOR this proposal ratifying the appointment of PricewaterhouseCoopers LLP.	√

PROPOSAL SUMMARY

As disclosed in the Company’s Form 8-K filed on January 7, 2021, and related Form 8-K/A filed on March 3, 2021, the Audit Committee approved the dismissal of KPMG LLP (‘‘KPMG’’) as the Company’s independent registered public accounting firm effective upon the completion of KPMG’s audit of the Company’s financial statements and the issuance of its reports on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting for the year ended December 31, 2020; such reports were included in the Company’s Form 10-K for fiscal year 2020 filed on February 25, 2021, and KPMG’s service as our independent registered public account firm ended as of that date. KPMG served as our independent registered accounting firm since our inception in July 2008.

The reports of KPMG on the Company’s consolidated financial statements for the years ended December 31, 2020 and 2019 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2020 and 2019, and the subsequent interim period through February 25, 2021, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make a reference thereto in their reports.

After a competitive process, the Audit Committee of the Board of Directors has approved PricewaterhouseCoopers LLP (PwC) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and the Board of Directors has directed that we submit the selection of the independent auditors for ratification by the stockholders at the Annual Meeting. We are not required to submit the appointment of PwC for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If our stockholders do not ratify the appointment, then the Audit Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such an appointment would be in our best interests and that of our stockholders.

For 2019 and 2020, KPMG’s fees were as follows:

	$(000s)
	2019	2020
Audit Fees (1)	3,902	3,993
Audit-Related Fees (2)	—	—
Tax Fees (3)	14	16
Total	3,916	4,009

(1)	Audit Fees consist of fees for the annual audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q.
(2)	Audit-Related Fees are assurance and related services that are traditionally performed by the independent auditor.
(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various corporate tax matters.

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Proposal 3 – Auditor

The Audit Committee of the Board of Directors considered the effect of KPMG’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG and us, including the provision of non-audit services which have an increased potential of impairing the auditor’s independence. The Audit Committee pre-approved all audit and non-audit services provided by KPMG summarized in the table above during 2019 and 2020.

We have been advised by KPMG that it will have a representative in attendance at the Annual Meeting through the virtual meeting website. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting virtually or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Company’s management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. As part of the Audit Committee’s oversight function, the Audit Committee has:

●	Reviewed and discussed the Company’s annual audited consolidated financial statements and related schedules, the results of management’s assessment of internal control over financial reporting and quarterly financial statements with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for 2020;
●	Reviewed related matters and disclosure items, including the Company’s earnings releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;
●	Reviewed with the independent auditor the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission relating to the conduct of the audit; and
●	Received the written communication from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence and related matters.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and related schedule and management’s assessment of effectiveness of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

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Proposal 3 – Auditor

The preceding report has been furnished by the following members of the Audit Committee:

Barbara L. Brasier, Chairman
C. Maury Devine
Alan D. Feldman
Lawrence V. Jackson

2020 Proxy Statement	65

SECURITY OWNERSHIP OF JOHN BEAN TECHNOLOGIES CORPORATION

MANAGEMENT OWNERSHIP

The following table shows, as of March 19, 2021, the number of shares of our Common Stock beneficially owned by each of our directors, each of our named executive officers, and all directors and executive officers as a group.

	Beneficial Ownership on
	March 19, 2021
	Common Stock of John Bean	Percent of
Name	Technologies Corporation	Class (1)
Barbara L. Brasier (2)	2,749	*
David C. Burdakin (3)	34,859	*
Brian A. Deck (3)	46,167	*
C. Maury Devine (2)	49,879	*
Alan D. Feldman (2)	58,345	*
Carlos Fernandez (3)	19,605	*
Thomas W. Giacomini (4)	233,132	*
James E. Goodwin (2)	51,672	*
Lawrence V. Jackson (2)	2,197	*
Polly B. Kawalek (2)	68,245	*
Emmanuel Lagarrigue (2)	4,525	*
Matthew J. Meister (3)	1,078	*
James M. Ringler (2)	45,863	*
Paul E. Sternlieb (3)	8,218	*
All directors and executive officers as a group (19 persons) (2)(3)(4)	648,749	2.0%

(1)	Percentages are calculated on the basis of the number of outstanding shares plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of March 19, 2021. An asterisk in this column indicates that the individual’s beneficial ownership is less than one percent of our outstanding Common Stock.
(2)	Includes shares (i) owned by the individual and (ii) RSUs credited to individual accounts of non-employee directors under the Incentive Compensation Plan (see “Information about the Board of Directors—Director Compensation”) that will vest within 60 days of March 19, 2021. The shares included in item (ii) consist of the following RSUs that will vest on May 1, 2021: Ms. Brasier, 1,669; Ms. Devine, 1,669; Mr. Feldman, 1,669; Mr. Goodwin, 1,669; Mr. Jackson, 2,197; Mr. Lagarrigue, 2,725; Ms. Kawalek, 2,725; and Mr. Ringler, 1,669. These shares are also included in the shares reported for all non-employee directors and executive officers as a group. Non-employee directors who meet the ownership criteria may elect to have these shares distributed at the time of vesting, which is one year after grant date. Non-employee directors have no power to vote or dispose of shares underlying the RSUs until they are distributed upon either the vesting date or at the time of cessation of their service on the Board of Directors. Until such distribution, these non-employee directors have an unsecured claim against us for such units. None of the non-employee directors hold any options to acquire shares of our Common Stock.
(3)	Includes (i) shares owned by the individual; and (ii) RSUs that will vest within 60 days of March 19, 2021. The shares included in item (ii) consist of the following RSUs that will vest on April 1, 2021: Mr. Burdakin, 3,075; Mr. Deck, 4,648; Mr. Fernandez, 2,861; and Mr. Sternlieb, 2,861. These shares are also included in the shares reported for all non-employee directors and executive officers as a group.
(4)	Reflects ownership information based on the Form 4 filed by Mr. Giacomini with the SEC on April 3, 2020, which was the last Form 4 filed by Mr. Giacomini prior to his resignation on September 22, 2020.

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Security Ownership of John Bean Technologies

OTHER SECURITY OWNERSHIP

The table below lists the persons known by us to beneficially own more than five percent of our Common Stock, based on the most recent holdings reported by our stockholders on Schedule 13G:

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class (1)
BlackRock, Inc.	4,950,860	(2)	15.6%
55 East 52nd Street
New York, NY 10055

The Vanguard Group	3,287,474	(3)	10.4%
100 Vanguard Boulevard
Malvern, PA 19355

T. Rowe Price Associates, Inc.	2,270,068	(4)	7.1%
100 East Pratt Street
Baltimore, MD 21202

Champlain Investment Partners, LLC	1,693,230	(5)	5.3%
180 Battery Street
Burlington, VT 05401

Wellington Group Holdings LLP	1,631,698	(6)	5.1%
280 Congress Street
Boston, MA 02210

(1)	Percentages are calculated on the basis of the amount of our outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of December 31, 2020.
(2)	Based on Schedule 13G filed with the Securities and Exchange Commission on January 25, 2021, BlackRock, Inc. reported sole voting power over 4,901,189 of such shares, sole dispositive power over 4,950,860 of such shares and no shared voting power nor shared dispositive power as of December 31, 2020.
(3)	Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2021, The Vanguard Group reported shared voting power over 72,349 of such shares, sole dispositive power over 3,189,762 of such shares, shared dispositive power over 97,712 and no sole voting power as of December 31, 2020.
(4)	Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2021, T. Rowe Price Associates, Inc. reported sole voting power over 515,015 of such shares, sole dispositive power over 2,270,068 of such shares, and no shared voting power or shared dispositive power as of December 31, 2020.
(5)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2021, Champlain Investment Partners, LLC reported sole voting power over 1,299,650 of such shares, sole dispositive power over 1,693,230 of such shares, and no shared voting power nor shared dispositive power as of December 31, 2020.
(6)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 4, 2021, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP reported shared voting power over 1,510,336, shared dispositive power over 1,631,698 shares, and no sole voting power nor sole dispositive power as of December 31, 2020.

2020 Proxy Statement	67

OTHER MATTERS

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of forms filed and information provided by our officers and directors to us, we believe that all Section 16(a) reporting requirements were fully met during 2020.

CODE OF ETHICS

Our Code of Business Conduct and Ethics, which is applicable to all of our principal executive and financial officers, our directors and our employees generally, may be found on our website under Corporate Governance at https://ir.jbtc.com/leadership/board-of-directors, and is also available in print (without charge) to any stockholder upon request. A request should be directed to John Bean Technologies Corporation at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel. We have established a hotline for employees to report violations of Company policies on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Vice President of Internal Audit and the chair of the Audit Committee.

PROPOSALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may make proposals to be considered at the 2022 Annual Meeting. To be included in the proxy statement and form of proxy for the 2022 Annual Meeting, stockholder proposals must be received not later than December 3, 2021, at our principal executive offices at John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice not earlier than the 120th day prior to such Annual Meeting and not later than the later of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2022 Annual Meeting, we must receive notice at our principal executive offices no earlier than January 14, 2022 and no later than February 13, 2022. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to John Bean Technologies Corporation, c/o the Executive Vice President, General Counsel at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602.

EXPENSES RELATING TO THE PROXY SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by our Company. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to aid in the solicitation. For these and other related advisory services, we will pay Morrow Sodali LLC a fee of $5,500 and reimburse it for certain out of pocket costs. In addition, our officers, directors and employees may solicit proxies by telephone or in person without additional compensation for those activities. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and our transfer agent and its affiliates for reasonable out-of-pocket expenses in forwarding such materials to beneficial owners and obtaining the proxies of such owners.

James L. Marvin
Executive Vice President, General Counsel

68	2021 Proxy Statement

QUESTIONS AND ANSWERS ABOUT OUR 2021 ANNUAL MEETING

WHO IS SOLICITING MY VOTE?

The Board of Directors (the “Board”) of John Bean Technologies Corporation (“JBT Corporation” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of that meeting.

As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail or electronically delivered by e-mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice or e-mail instructs you on how to access and review all of the important information contained in this Proxy Statement and Annual Report through the Internet. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail or e-mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the notice or e-mail.

WHAT AM I VOTING ON?

The agenda for the Annual Meeting is to:

●	Re-elect three directors: C. Maury Devine, Emmanuel Lagarrigue, and James M. Ringler;
●	Approve on an advisory basis a non-binding resolution regarding the compensation of our named executive officers as described in this Proxy Statement;
●	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and
●	Conduct any other business properly brought before the meeting and any adjournment or postponement thereof.

WHO CAN VOTE?

You can vote at the Annual Meeting if you were a holder of John Bean Technologies Corporation common stock (“Common Stock”) as of the close of business on March 19, 2021, which is the record date. Each share of Common Stock is entitled to one vote. As of March 19, 2021, we had 31,730,206 shares of Common Stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote electronically during the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting on the virtual meeting website. However, if you are not a stockholder of record, you may not vote these shares electronically during the Annual Meeting unless you obtain a legal proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

2020 Proxy Statement	69

Questions and Answers About our 2020 Annual Meeting

A list of stockholders of record entitled to vote at the Annual Meeting will be accessible on the virtual meeting website during the meeting for those attending the meeting, and for ten days prior to the meeting, at our corporate offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602.

HOW DO I VOTE?

On April 1, 2021, we began to mail to our stockholders of record as of the close of business on March 19, 2021, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet.

If you received a notice of electronic availability, then you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card. Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting on the virtual meeting website. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other nominee. You may vote your shares in one of the following ways:

Internet Visit the website noted on your proxy card to vote online.	Phone Use the toll-free telephone number noted on your proxy card to vote by telephone.	Mail Sign, date and return your proxy card in the postage pre-paid envelope provided to vote by mail.	During the Meeting Cast your vote on the meeting website during the Annual Meeting.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 11:59 p.m. Central Time on May 13, 2021. If you vote by telephone or through the Internet, you do not have to return a proxy card.

WHO COUNTS THE VOTES?

Our Board of Directors will designate individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote electronically during the meeting or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our outstanding shares of Common Stock as of March 19, 2021, must be present virtually or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

WHAT IS A BROKER NON-VOTE?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return a proxy card without voting on that proposal. This is known as a broker non-vote.

Proposals 1 and 2 are not routine matters, and, therefore, your bank or broker may not vote your uninstructed shares on Proposals 1 and 2 on a discretionary basis. If you hold your shares in street name (through a bank, broker or other nominee) it is critical that you cast your vote if you want it counted on Proposals 1 and 2. As a result, if you hold your shares in street name, and you do not

70	2021 Proxy Statement

Questions and Answers About our 2020 Annual Meeting

instruct your bank or broker how to vote on Proposals 1 and 2, no votes will be cast on those Proposals on your behalf. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on Proposal 3, the ratification of the appointment of our auditor, even if the broker does not receive voting instructions from you.

WHAT IS REQUIRED TO APPROVE THE PROPOSALS?

The table below summarizes the voting requirements and the effects of broker non-votes and abstentions on each of the proposals to be voted upon at the Annual Meeting.

Proposal	Required Approval	Broker Non-Votes	Abstentions
Election of 3 directors	Majority of Votes Cast	No Effect	No Effect

Approval, on an advisory basis, of a non-binding resolution regarding the compensation of our named executive officers	Majority of Votes Present (virtually or by proxy) and Entitled to Vote	No Effect	Will Act as Vote Against

Ratification of our Audit Committee’s appointment of PwC LLP as our independent public accounting firm for 2021	Majority of Votes Present (virtually or by proxy) and Entitled to Vote	N/A	Will Act as Vote Against

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

As of the date this Proxy Statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders designated on proxy cards or designated in the other voting instructions you have submitted will have the discretion to vote on those matters for you.

CAN I ACCESS THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2020 ANNUAL REPORT ON THE INTERNET?

The Notice of Annual Meeting, Proxy Statement and 2020 Annual Report may be viewed and downloaded from the website www.proxyvote.com using the control number provided to access site.

CAN I REVOKE A PROXY AFTER I SUBMIT IT?

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

●	Delivering a written notice revoking your proxy to our Corporate Secretary at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602 prior to the cut-off for voting;
●	Delivering a properly executed, later-dated proxy prior to the cut-off for voting;
●	Voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares prior to the cut-off for voting; or
●	Attending the Annual Meeting and voting electronically.

HOW CAN I ATTEND THE VIRTUAL ANNUAL MEETING?

You are entitled to attend the virtual Annual Meeting only if you were a stockholder as of March 19, 2021, the record date for the Annual Meeting. You may attend the Annual Meeting, vote and submit a

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Questions and Answers About our 2020 Annual Meeting

question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/JBT2021 and using your 16‐digit control number to enter the meeting. If your shares are in the name of your broker or bank, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker or bank or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the virtual Annual Meeting.

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John Bean Technologies Corporation 70 West Madison Street Suite 4400 Chicago, Illinois 60602	Notice of Annual Meeting of Stockholders May 14, 2021 and Proxy Statement John Bean Technologies Corporation

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/13/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/JBT2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. JOHN BEAN TECHNOLOGIES CORPORATION ATTN: LYNN WATKINS-ASIYANBI 70 WEST MADISON STREET SUITE 4400 CHICAGO, IL 60602 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/13/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. C. Maury Devine For 0 0 0 For 0 Against 0 0 0 Against 0 Abstain 0 0 0 Abstain 0 1b. Emmanuel Lagarrigue 1c. James M. Ringler The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Approve, on an advisory basis, a non-binding resolution regarding the compensation of named executive officers. 0 0 0 3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021. NOTE: Such other matters that may properly come before the Annual Meeting or at any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000483485_1 R1.0.0.171

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and 2020 Annual Report are available at www.proxyvote.com JOHN BEAN TECHNOLOGIES CORPORATION Annual Meeting of Stockholders May 14, 2021 9:30 AM CDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Brian A. Deck, Mathew Meister and Noah N. Popp, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of JOHN BEAN TECHNOLOGIES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, CDT on May 14, 2021, via live webcast at www.virtualshareholdermeeting.com/JBT2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000483485_2 R1.0.0.171